UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 17, 2006

CHINA ARCHITECTURAL ENGINEERING, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-114622	51-05021250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Baishi Road, Jiuzhou West Avenue,
Zhuhai, People's Republic of China	519070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	0086-756-8538908

SRKP 1, INC.
1900 Avenue of the Stars, Suite 310, Los Angeles, CA 90067

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.01, below, regarding the discussion of the Subscription Agreement dated October 17, 2006 relating to China Architectural Engineering, Inc.’s $3,713,400 private placement of its common stock. The Subscription Agreement is attached hereto as Exhibit 10.1. See Item 2.01, below, regarding the discussion of Amendment No. 1 to the Share Exchange Agreement dated October 17, 2006, which is attached hereto as Exhibit 2.1(a).

Item 2.01 Completion of Acquisition or Disposition of Assets.

OVERVIEW

China Architectural Engineering, Inc. (formerly SRKP 1, Inc. and referred to herein as the “Company” or “KGE”) specializes in the design, engineering and installation of high-end specialty curtain wall systems, including glass curtain walls, stone curtain walls, metal curtain walls, roofing systems, and related products, for public works projects and commercial real estate. The Company’s curtain wall products are highly engineered specialty wall systems consisting primarily of a series of glass panels set in metal frames, stone panels, or metal panels, as well as roofing systems and related products. A curtain wall is fixed to the commercial building by mechanical connection, either in a primarily inoperable mode or adjustable with special settings with spring or press systems. Glass panels are connected to the metal support system by metal clamps and fixing bolts. The support system of fixing bolts could be a steel, aluminum and or glass structure, with glass flank or spidery tension rod or cable.

The Company has successfully designed and installed nearly one hundred projects throughout China, including the National Grand Theater, Exhibition Conservatory of Beijing Botanical Garden, The COSCO Tower at Changlian Avenue Beijing, and the Wumen Exhibition Hall in Beijing’s Forbidden City, and a number of commercial structures in Southeast Asia. The Company believes that it competes on the strength of its reputation, track record, strong relationships with government clients and its ability to give expression to the vision of leading architects. By focusing on innovation while outsourcing commoditized manufacturing work, the Company believes it is able to add artistic and technological value to projects at cost-effective price points.

The Company believes that its business has opportunities for growth through the following growth strategies:

•
Emphasize Innovative Services. The Company focuses its design, engineering, and installation expertise on distinct product segments requiring complex, unique or innovative design and installation techniques.

•
Provide Full Service Solutions. The Company meets the demand for fully integrated curtain wall contractors that can avoid the coordination difficulties inherent in the use of multiple curtain wall subcontractors and implement rapid and multiple design changes in a coordinated and timely manner, preventing project delays and reducing costs to the customer.

•
Leverage KGE Brand and Reputation. The Company believes that the strength of the KGE brand is increasing in China and internationally as it builds on its large range of projects and its offering of comparative cost advantages and supply-chain management for some of the most complex curtain wall systems in the world.

•
Geographic Expansion in China. The Company’s objective is to achieve and maintain a leading position in the geographic regions and project segments that it serves by providing timely, high-quality services to its customers.

•
International Expansion. The Company intends to continue its efforts to perform work in other foreign countries and has launched initiatives to expand sales outside of its traditional China-based markets, including Hong Kong and Macau.

Corporate Information

The Company was incorporated in the State of Delaware on March 16, 2004. The Company was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On October 17, 2006, the Company closed a share exchange transaction, described below, pursuant to which the Company (i) became the 100% parent of Full Art International, Ltd., a Hong Kong Company (“Full Art”), which has four subsidiaries, including its wholly-owned subsidiary Zhuhai King Glass Engineering Co., Ltd. (“Zhuhai”), a company formed under the laws of the People’s Republic of China (“PRC” or “China”), (ii) assumed the operations of Full Art and its subsidiaries and (iii) changed its name from SRKP 1, Inc. to China Architectural Engineering, Inc.

The Company’s corporate offices are located at 105 Baishi Road, Jiuzhou West Avenue, Zhuhai, People’s Republic of China.

PRINCIPAL TERMS OF THE SHARE EXCHANGE

On August 21, 2006, the Company entered into a share exchange agreement with KGE Group, Limited, a Hong Kong corporation and the sole shareholder of Full Art. On October 17, 2006, the parties entered into Amendment No. 1 to the share exchange agreement. Pursuant to the share exchange agreement, as amended (the “Exchange Agreement”), the Company agreed to issue an aggregate of 45,304,125 shares of its common stock in exchange for all of the issued and outstanding securities of Full Art (the “Share Exchange”). The Share Exchange closed on October 17, 2006.

Upon the closing of the Share Exchange, the Company issued an aggregate of 45,304,125 shares of its common stock to the sole shareholder of Full Art and its designees in exchange for all of the issued and outstanding securities of Full Art. Also at the closing of the Share Exchange, the Company issued 100,000 shares of its common stock and five year warrants to purchase 232,088 shares of its common stock at a per share exercise price of $1.60 for investor relations services (the “IR Securities”). In addition, immediately prior to the closing of the Share Exchange and the Private Placement, as described below, the Company and certain of its shareholders agreed to cancel an aggregate of 3,125,000 shares of common stock such that there were 2,275,000 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. The Company issued no fractional shares in connection with the Share Exchange.

Immediately after the closing of the Share Exchange and Private Placement, the Company had 50,000,000 outstanding shares of common stock, no options and warrants to purchase 232,088 shares of its common stock. Upon the closing of the Share Exchange, the sole shareholder of Full Art and its designees owned approximately 90.6% of the issued and outstanding common stock of the Company, the pre-existing shareholders of the Company owned 4.7% and investors in the Private Placement (described below) conducted by the Company that closed concurrently with the Share Exchange owned 4.6% of the outstanding common stock.

Pursuant to the terms of the Share Exchange, the Company agreed to register a total of 2,275,000 shares of common stock held by its shareholders immediately prior to the Share Exchange. Of these 2,275,000 shares held by the Company shareholders, 1,312,675 shares would be covered by the registration statement filed in connection with the Private Placement (described below) and 962,325 shares, which are beneficially owned by affiliates of WestPark Capital, Inc. (“WestPark”) will be included in a subsequent registration statement filed by the Company within ten days after the end of the six-month period that immediately follows the date on which the Company files the registration statement to register the shares issued in the Private Placement. The Company also agreed to register the IR Securities in the registration statement filed in connection with the Private Placement, in addition to including 2,000,000 shares of common stock that were issued to FirstAlliance Financial Group, Inc. as a designee of the sole shareholder of Full Art at the closing of the Share Exchange in the subsequent registration statement that is filed to register the shares held by the affiliates of WestPark.

Immediately after the closing of the Share Exchange, the Company changed its corporate name from “SRKP 1, Inc.” to “China Architectural Engineering, Inc.” The shares of common stock of the Company are not currently listed or quoted for trading on any national securities exchange or national quotation system. The Company intends to apply for the listing of its common stock on the American Stock Exchange. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

The execution of the Exchange Agreement was reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2006 and a copy of the Exchange Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K. The execution of Amendment No. 1 to the Exchange Agreement is reported in this Current Report on Form 8-K and a copy of Amendment No. 1 is filed as Exhibit 2.1(a) to this Current Report.

THE PRIVATE PLACEMENT

On October 17, 2006, concurrently with the close of the Share Exchange, the Company received gross proceeds of $3,713,400 in a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, the Company sold an aggregate of 2,320,875 shares of common stock at $1.60 per share. The Company agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor, a form of which is attached hereto as Exhibit 10.1. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until the Company’s common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which the one-ninth of their shares will automatically be released from the lock up on a monthly basis. After commissions and expenses, the Company received net proceeds of approximately $3,267,792 in the Private Placement. WestPark Capital, Inc. acted as placement agent in connection with the Private Placement. For its services as placement agent, WestPark received an aggregate fee of approximately $445,608, which consisted of a commission equal to 9.0% of the gross proceeds from the financing and a non-accountable fee of 3% of the gross proceeds. Some of the controlling shareholders and control persons of WestPark were also, prior to the completion of the Share Exchange, controlling shareholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of the Company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and an officer and director of the Company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE. ANY SECURITIES SOLD IN THE PRIVATE PLACEMENT HAVE NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

KGE’S BUSINESS

Overview

With respect to this discussion, the terms “KGE” and the “Company” refer to China Architectural Engineering, Inc., its 100%-owned subsidiary Full Art International, Ltd., (“Full Art”) and Full Art’s subsidiaries, including its wholly-owned subsidiary Zhuhai King Glass Engineering Co., Ltd. (“Zhuhai”) that are organized under the laws of the People’s Republic of China (“PRC” or “China”). Full Art was founded in 1992 and Zhuhai is based in Zhuhai, China.

KGE specializes in the design, engineering and installation of high-end specialty curtain wall systems, including glass curtain walls, stone curtain walls, metal curtain walls, roofing systems, and related products, for public works projects and commercial real estate. KGE has successfully designed and installed nearly one hundred projects throughout China, including the National Grand Theater, Exhibition Conservatory of Beijing Botanical Garden, The COSCO Tower at Changlian Avenue Beijing, and the Wumen Exhibition Hall in Beijing’s Forbidden City, and a number of commercial structures in Southeast Asia. KGE believes that it competes on the strength of its reputation, track record, strong relationships with government clients and its ability to give expression to the vision of leading architects. By focusing on innovation while outsourcing commoditized manufacturing work, KGE believes it is able to add artistic and technological value to projects at cost-effective price points.

Market Opportunities

The continuing expansion of the Chinese economy has spurred the substantial growth of China’s construction industry, especially in the commercial and public works sectors. As architectural designs for these buildings have become more complex, challenging and modern in scope, there has been an increased need for technology driven companies providing high-end specialty curtain wall systems.

Increasingly, architects have come to favor designs that focus on improved natural lighting, active climate control and cost savings. Increasing demand for state-of-the-art curtain wall glass cladding has spurred technological innovation within the industry to provide new designs and engineering processes. Contractors are relying on firms that can work with architects to develop and enhance their vision and efficiently implement their design while maintaining high quality standards and cost control.

There is an increasing trend in the construction industry toward complex, fast-track, design-build projects. These projects require that all phases of construction be accomplished in accordance with compressed time schedules that involve the hired firm at early stages of the project. These projects also are characterized by numerous design changes requiring that all construction participants coordinate their efforts in order to respond quickly and efficiently in implementing these changes. Those firms capable of meeting this demand must have the ability to provide a total overall solution, from design and project management, to complete engineering services, through manufacturing, installation and servicing.

As China’s economy continues to develop, it is expected that increased construction will be required to accommodate growth in education, culture, social welfare and business. Libraries, museums, exhibition halls, stadiums, planetariums and science centers are among the types of structures increasingly needed in China today. These large public structures can be very costly in terms of energy consumption, calling for new ways to build efficient wall systems that actively conserve energy. In addition, governmental agencies and international regulators are becoming more environmentally conscious in the enactment of regulations governing new construction. Rising fuel costs and environmental concerns have resulted in regulation designed to ensure that new commercial and public works buildings have a low environmental impact. Technologies such as solar lighting, advanced shading systems and circulating sea water systems are constantly improving the ability of structures to interact with the environment by taking advantage of natural conditions, thus meeting the dual goals of reducing energy costs and lessening environmental impact. Currently, most innovative, cutting edge projects appear in the largest cities of China. Yet as development continues, it is expected that mid- and small-sized cities will increasingly move towards investing in these structures as well.

Products and Services

For over 10 years, KGE has implemented its technology-driven policy of design, manufacturing, and engineering excellence to meet the exacting architectural challenges of Chinese and international customers. KGE designs and develops systems to offer custom-designed solutions for developers of commercial and public works projects with special architectural features. In terms of project management, KGE exercises overall project planning and control over key areas of activities such as design and engineering, procurement, production scheduling, quality control and site installation. KGE’s comprehensive package of services allows it to offer customized engineering solutions at an affordable cost to meet the requirements of its clients.

KGE’s primary business focus is on designing, engineering and installing specialty high-end curtain wall systems, including glass curtain walls, stone curtain walls, metal curtain walls, roofing systems, and related products. For each of the six months ended June 30, 2006 and the year ended December 31, 2005, approximately 95% of KGE’s sales came from new construction projects. The remainder is comprised primarily of projects where KGE adds new glass skins to old buildings. A number of these projects have been done in Hong Kong, where the goal was to preserve the original style and features of the structure while applying a new skin which would protect the building and add new energy-saving and aesthetic features.

Concept and Project Management. Initially, KGE works with the architect to develop, clarify and enhance the overall creative vision for the project. In the design of a curtain wall system, architects are freely able to choose different structure systems to meet the requirements of various architectural models. All contracts awarded are assigned a project number, which is used to track each component and man-hour associated with the project through the entire construction process. All project drawings, specifications and completion schedules on a project are reviewed by KGE’s senior management team, and all projects are assigned to one or more project managers, who assume primary responsibility for all aspects of the project. Reporting to the project manager are construction supervisors, safety and administration staff, quality control staff and project engineering staff. Each of these project team members coordinates with internal functional departments and outside suppliers as appropriate. Often a project manager assigned to a given project will have significant experience in similar projects. A project manager generally will be responsible for a number projects in various stages of completion at any given time, depending on the scope, complexity, and geographic location of such projects. Each project is divided into critical sequences that follow the anticipated curtain wall construction path. Each sequence follows a timeline, the status of which is continually monitored. Project managers coordinate and manage design changes or other changes in scheduled completion deadlines in an effort to minimize overall project delays.

Design. Specific technical parameters of the concept are established as new design elements are created and combined with existing technologies. During the design phase, KGE’s engineers and technicians review preliminary and completed designs and make recommendations regarding types of connections, possible savings on fabrication techniques, and methods of installation. Operating state-of-the art computer-aided design (CAD) stations, these individuals provide customized design solutions in the form of structural calculations, drawings, fabrication and installation details, together with technical advice and consultancy on specifications, feasibility studies and material procurement. At the implementation stage of the project, detailed fabrications/shop-drawings are produced, discussed and agreed with the project architect/manager. These form the blueprint for project execution and scheduling. Every order is scheduled for production through CAD and computer-aided manufacturing (CAM) systems with progress tracked at each stage of project process. Quality control and assurance programs are a combination of KGE specifications with quality inspectors working at all production stages.

Engineering. KGE maintains significant in-house structural engineering and detailing capabilities that enable it to implement and coordinate with its shop and field personnel original project specifications and changes to building and structural designs sought by its clients. These resources help influence critical determinations as to the most cost-effective systems, designs, connections, and installation procedures for a particular project. KGE engineers work on-site with suppliers to machine KGE’s patented curtain wall elements and to procure the appropriate raw materials. KGE’s detailers prepare detail shop drawings of the dimensions, positions, locations, and connections, and the fabrication and installation sequences, of each component utilized in a project, and continually update these drawings to accommodate design and other changes. KGE’s automated detailing systems produce updated detail drawings electronically, which can be delivered to its domestic and foreign field locations. Detailers coordinate directly with customers and KGE’s suppliers and installation teams to determine and plan the order of fabrication and installation of a project and associated personnel and equipment requirements.

Fabrication. Although KGE is responsible for hiring suppliers and manufacturers, KGE subcontracts the manufacture of parts made from glass, metal and other materials used in its curtain wall systems. Once parts have been manufactured by subcontracted factories, KGE will occasionally process them further. This processing takes place in KGE’s facilities in Beijing, Shanghai and Zhuhai and usually entails procedures such as adding metal frames to or drilling holes in glass panes, or cutting and bending steel rods into customized shapes. All of KGE’s products are fabricated in accordance with applicable industry and specific customer standards and specifications. KGE has developed project-specific and company-wide quality assurance and quality control programs, and utilizes sophisticated systems to inspect all fabricated components. KGE prepares load lists that identify the sequence and date that each individual component is required on a project, a procedure that reduces the handling of and the need to store materials in the field. After the completion of processing to customer specifications, finished pieces are loaded for shipment to the construction site.

Installation. KGE has 165 full-time workers and supervisors who are engaged on all KGE projects. KGE’s installation teams consist of highly-trained, skilled and experienced field operatives with established lines of communication between the work site, the technical design department and the factory, ensuring that clients are provided with optimum and cost-effective practical solutions. Site installation is managed through its trained project management staff, and each project has a dedicated project team. On site there are a number of KGE supervisors who are each responsible for a different section of the curtain wall project. Each supervisor typically manages 30 to 50 KGE workers. A small project may have just one work team while a very large project may have five or more. Because the workers are all trained by KGE and are familiar with the workflow process, they can work on any project in any location. KGE project supervisors are often internally developed from KGE’s pool of workers. Occasionally, KGE will hire additional contract labor for specific sections of a very large project or if there are several projects being installed simultaneously, but these extra workers only supplement the core KGE project team. The installation team coordinates its site delivery program with the main contract schedule to meet completion deadlines. The installation process typically consists of pre-assembly of metal and glass component parts at the project site, the lifting of components by crane to the appropriate location at the site and the final assembly of major components.

Customer Service. KGE’s control and assurance department is comprised of trained technicians who are responsible for the quality assurance, including quality control of in-process fabrication and site installation by a detailed inspection as well as continued maintenance after project completion. KGE has adopted important safety policies that are administered and enforced by its senior management and provides training on safety procedures and techniques to its shop and field personnel.

Strategy

To reach the goal of being a preferred choice for Chinese and international government, contractor and architectural clients, KGE is focusing on the following strategies:

Emphasize Innovative Services. KGE is committed to meeting the demands of the market, both in China and internationally, through technical innovation and solutions. KGE focuses its design, engineering, and installation expertise on distinct product segments requiring unique or innovative techniques as it has extensive experience in providing services requiring complex design and installation techniques and other unusual project needs. These service capabilities have enabled KGE to address design-sensitive projects such as stadiums, uniquely designed commercial buildings, and projects that typically carry higher margins than other commercial and public works buildings.

Provide Full Service Solutions. KGE meets the demand for fully integrated curtain wall contractors that can (i) avoid the coordination difficulties inherent in the use of multiple curtain wall subcontractors; and (ii) implement rapid and multiple design changes in a coordinated and timely manner, preventing project delays and reducing costs to the customer. KGE believes that a key factor in its success has been its ability to provide, through its in-house personnel, valuable input and assistance to its customers with respect to overall project design, engineering fabrication and installation sequences and other critical project decisions. This often results in overall project cost savings and efficiencies and helps to solidify key customer relationships. In addition to its centralized project management, KGE also uses a high percentage of skilled installation employees local to projects and utilize advanced scheduling systems to enhance its ability to provide project management services to customers complementary to its core engineering, detail drawing, shop fabrication, and field installation services.

Leverage KGE Brand and Reputation. KGE believes that the strength of the KGE brand is increasing in China and internationally as it builds on its large range of projects and its offering of comparative cost advantages and supply-chain management for some of the most complex curtain wall systems in the world. KGE believes that it has gained a reputation in the industry as a reliable, fully integrated provider of design-build, engineering, installation services with the ability to complete large, complex projects on a timely, cost-efficient basis.

Geographic Expansion in China. KGE’s objective is to achieve and maintain a leading position in the geographic regions and project segments that it serves by providing timely, high-quality services to its customers. KGE believes that its ability to offer design-build services and its project management capabilities make it a preferred source for complex, design-build projects in the geographic regions it serves. KGE believes that it has long-standing relationships with China’s top construction officials and leading international architects, having successfully completed high profile projects in China, including the National Theater in Beijing, Shenzhen International Airport and the National Palace Museum. KGE plans to continue to meet the needs of government and private sector customers in the larger cities within China where it is able to leverage its relationships with national and regional accounts and where commercial and public works development has been more prevalent. KGE believes that as China’s economic growth continues to reach down to second and third tier cities across the country, governments of those cities will want to build their own high-end public works projects.

International Expansion. KGE intends to continue its efforts to perform work in other foreign countries. KGE has launched initiatives to expand sales outside of its traditional China-based markets. KGE intends to build more projects in Hong Kong and Macau, where demand continues to be brisk. KGE has also begun working on projects in Vietnam. In addition to building new projects, KGE intends to continue to add advanced curtain wall technology to existing structures, enabling owners and developers to modernize and improve cost efficiency. In the Middle East, KGE believes that demand will grow along with trade expansion and continued windfalls from ever-increasing oil prices. KGE is currently working on a project in Doha, Qatar. KGE also intends to take on projects in India, which will position it to benefit from India’s continuing economic and political emergence.

Product Attributes

KGE’s curtain wall products are highly engineered specialty wall systems consisting primarily of a series of glass panels set in metal frames, stone panels, or metal panels, as well as roofing systems and related products. A curtain wall is fixed to the commercial building by mechanical connection, either in a primarily inoperable mode or adjustable with special settings with spring or press systems. Glass panels are connected to the metal support system by metal clamps and fixing bolts. The support system of fixing bolts could be a steel, aluminum and or glass structure, with glass flank or spidery tension rod or cable.

KGE offers a variety of support systems:

Glass Fin Support System. The facial glass mixing with the glass fin provides facade with maximum transparence, which eliminates the differential expansion among glass metal structures.

Metal Structure Support System. This system utilizes both steel post and steel truss of aluminum post in a metal structure. One of KGE’s most popular support systems, its flexibility can fully meet the criteria of demanding modern architecture. At the same time, the combination of transparent glass and steady metal structure completely realizes a harmony between beauty and force, elegance and strength.

Spidery Tension Rod/Cable Support System. This system utilizes a stainless steel tension rod connector for connecting the tension rod or the tension cable to the steel structure in order to form a stable spidery structure for glass curtain wall supporting. A response to the challenge of modern architecture, architects are able to create a smooth and transparent facade.

KGE uses a variety of clamping devices to integrate the glass frame to the support system. Metal “spider” clamps are cast from stainless or high-strength carbonic steel in and provide the features of high strength, simple installment and easy maintenance. KGE’s metal clamps integrate the facial glass with the structure, enhancing the hardness of an entity. Transferable cabling structure makes the curtain wall stretch higher, meeting designers’ requirements for the larger size of vertical space. The combination of steel and glass embodies the feature of stability, lightness and transparency, expressing the majesty and originality of a building.

KGE’s fixing bolts are made of stainless steel and used for holding the glass glazing. These specifically designed bolts transfer the wind loads, deflection stress and the weight of glass itself to the metal support system which helps reduce the strain on the glass and ensure structural integrity. These bolts are offered in both countersink and flat head. Countersink head fixing bolts they provide a smooth surface when fit flush in the outward surfaces of the glass. They are typically utilized in single and double glazed glass structures. The cylindrical head of KGE’s Flat head fixing bolts protrude from the surface of glass, which provides more strength against wind force and shear force and can use to fix laminated and insolated glass.

KGE offers a variety of glass panels allowing a diverse selection of styles to meet the architectural demands of its clients:

Insulating Glass. Increases a window’s thermal performance and sound insulation; constructed with two or more pieces of glass separated by a desiccant-filled spacer and sealed with an organic sealant. The desiccant absorbs the insulating glass unit’s internal moisture.

Laminated Glass. Consists of two or more pieces of glass fused with a vinyl or urethane interlayer and is used primarily for skylight, security and hurricane-resistant application.

Energy- Efficient Coated Glass. Provides solar control, both minimizing heat gain and controlling thermal transfer, by adding coatings to glass. In addition, coatings add color and varying levels of reflectively.

Spandrel Glass. The use of full coverage paint on insulated glass or polyester opacifier film backing on high performance coated glass for the non-vision areas of the building.

Stone or metal may also be used as paneling

Representative Projects

KGE’s work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. These contracts are undertaken by KGE or its wholly-owned subsidiary alone or in partnership with other contractors through joint ventures. KGE also manages, for a fee, construction projects of others. The length of the KGE's contracts varies but typically have a duration of approximately two years.

Noteworthy or recently completed or awarded projects include the following:

Beijing Botanical Garden Greenhouse

Bringing the theme, “remembering roots”, to life, the greenhouse was constructed with 8,000 pieces of irregular double glazed toughened glass panes and a steel structure to create a three-dimensional image of roots and stems intertwining. The spider and fixed-point glass curtain wall system automatically adjusts for temperature, humidity, sun shading, UV exposure and irrigation. The structure is comprised of an elliptical atrium (bud) and a double -curved radiated sector (leaf). The “bud” is set on the outside surface of the steel truss, and the “leaf” is on the inside, both protecting the steel from the rain forest conditions inside and expressing the theme.

National Grand Theater - Beijing	– The titanium roof and glass curtain wall form a multi-layered, color shifting elliptical shell – Changes in light and temperature will produce unpredictable color effects

Palace Museum, Wumen Exhibition Hall Forbidden City, Beijing	Using patented point fixture glass technology, KGE created an installation which will at once preserver the ancient hall and offer maximum visibility and enjoyment for visitors.

Skyscraper in Doha, Qatar

–  In June 2005, KGE was awarded the contract for construction of the glass curtain wall and solar protection system of the Qatar high-rise office tower, which will be located in West Bay, Doha and will be the tallest building in Qatar when completed.

–  The design evokes the geometric complexity of the oriental moucharabieh, a typical Islamic style of interlaced wooden screenwork, while also functioning as a form of solar protection.

–  The curtain wall is composed of four “butterfly” aluminum elements of different scales. This overall pattern changes in order to provide maximal protection from the strong east and west sun. The inside layer is a reflective glass skin, which complements protection. A system of roller-blinds can also be used when needed.

Shenzhen International Airport “Flying Eagle”

–  Reflecting its location at an airport, the structure was designed to give the impression of a great bird in flight.

–  Transparent laminated toughened glass panes were fixed to the columns by spider and point-supported devices.

Zhongguancun Software Park, Beijing

–  The “Disc”, with a diameter of 85 meters, is hung 20 meters in the air by radial steel cables and tension cables fixed to four cone-shaped steel columns.

–  The “Disc” utilizes a high-tech photoelectric system for environmental protection and conservation. Sunlight is converted to electrical energy and stored in photoelectric boards in the laminated glass.

–  Spider and point-fixed toughened laminated glass shows off the intricate steel structure.

Sales and Marketing

Sales

Sales managers lead KGE’s sales and marketing efforts through its headquarters in Zhuhai, China, and its regional sales offices in Beijing, Shanghai, Nanjing, Guangzhou and Hangzhou, China. Each sales manager is responsible primarily for KGE’s estimates, sales, and marketing efforts in defined geographic areas. In addition, KGE employs full-time project estimators and chief estimators. KGE’s sales representatives attempt to maintain relationships with the Chinese government, general contractors, architects, engineers, and other potential sources of business to determine potential new projects under consideration. KGE’s sales efforts are further supported by its executive officers and engineering personnel, who have substantial experience in the design, fabrication, and installation of high-end specialty curtain walls.

KGE competes for new project opportunities through its relationships and interaction with its active and prospective customer base, which it believes provides it with valuable current market information and sales opportunities. In addition, KGE is often contacted by governmental agencies in connection with public construction projects, and by large private-sector project owners and general contractors and engineering firms in connection with new building projects.

Upon selection of projects to bid or price, KGE’s estimating division reviews and prepares projected costs of shop, field, detail drawing preparation, raw materials, and other costs. On bid projects, a formal bid is prepared detailing the specific services and materials it plans to provide, payment terms and project completion timelines. Upon acceptance, KGE’s bid proposal is finalized in a definitive contract.

Marketing

Management believes that KGE has developed a reputation for innovative technology and quality in the specialty high-end curtain wall industry. Marketing efforts are geared towards advancing KGE as a brand of choice for building the world’s most modern and challenging projects.

The focus of KGE’s marketing plan is print advertising, participation in tradeshows and exhibitions and lecture and technology briefings to designers and property owners. In 2005 and 2006, KGE maintained an annual advertising budget of approximately $300,000.

With a targeted approach, KGE’s print ads appear regularly in popular Chinese consumer and industry publications and trade journals. To better showcase its diverse products to potential customers, KGE regularly exhibits at the leading trade shows and exhibitions. KGE’s dynamic, state-of-the-art trade show exhibits are developed internally to showcase its latest product offerings.

Production

Supplier Selection

KGE procures high quality glass panes, metal support beams, and other curtain wall components from a number of regional and international suppliers, depending on the requirements of the contract. Once the suppliers are chosen, KGE engineers work with them to configure their production processes to manufacture anything from a standard glass pane to a patented KGE fixing bolt or connector. All manufacturing is monitored and approved by KGE’s quality control and engineering departments.

Component Processing and Delivery

Once the curtain wall components are produced, they are either shipped directly to the site or sent to a KGE facility for further processing. Such processing typically involves drilling holes in glass panes, affixing metal frame pieces to glass panes, and cutting steel rods and bending them into customized shapes. The project manager and project engineer jointly approve all factory purchases.

Quality Control

KGE’s manufacturing production facilities are designed and maintained with a view towards conforming with good practice standards. To comply with the strict requirements of its customer base, KGE has implemented a quality assurance plan setting forth its quality assurance procedures. KGE’s quality control department is responsible for maintaining quality standards throughout the production process. Quality control executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;

•	implementing sampling systems and sample files;

•	maintaining quality of equipment and instruments;

•	auditing production records to ensure delivery of quality products;

•	articulating the responsibilities of quality control staff; and

•	on-site evaluation of supplier quality control systems.

KGE has received the following certifications in recognition of its production and quality assurance program:

•	ISO 9001 - International Quality System Certification, February 2005;

•	ISO 14001 - International Environmental System Certification, April, 2005; and

•	ISO 18001 - International Safety System Certification, June 2005.

Research and Development

Companies such as KGE are under pressure from customers to respond more quickly with new designs and product innovations to support rapidly changing consumer tastes and regulatory requirements. KGE believes that the engineering and technical expertise of its management and key personnel, together with its emphasis on continuing research and development in support of its high-end curtain wall technologies, allows it to efficiently and timely identify and bring new, innovative products to market for its customers using the latest technologies, materials and processes. KGE believes that continued research and development activities are critical to maintaining its offering of technologically-advanced products to serve a broader array of its customers.

For example, in an effort to add value and create new markets, KGE is working to develop high performance systems that reduce the need for air conditioning in the summer and heat in the winter. KGE’s products under development are designed to both reduce the direct light and heat coming into the building and, through the use of photovoltaic cells, to harness the energy collected from the sun and further reduce external energy costs by generating power for use in other areas of the building. Other features are designed to add a level of programmed intelligence, automatically adjusting louvers/blinds and other façade controls to achieve predetermined levels for user comfort. These efforts are made to meet the demand for self-sustaining buildings and clean, renewable power in response to climbing energy prices and declining energy reserves.

KGE’s research and development strategy relies primarily on internal innovation and development, supplemented with collaboration with academic and research institutions. For example, KGE has been appointed by the Chinese Ministry of Construction to lead the committee tasked with establishing national standards for the fixing bolt glass curtain wall technology industry. Luo Ken Yi, our Chief Executive Officer and Chief Operating Officer, will be the Editor-in-Chief for the new standard code. Also, in recognition of KGE’s contributions to the curtain wall industry, Luo Ken Yi and two other KGE engineers were appointed to senior posts at the Architectural Glass and Metal Structure Institute of Qinghua University in Beijing, one of the most prestigious research institutions in China. KGE actively tracks research developmental trends and government regulations, and continually seeks to both improve and perfect existing products and develop new ones in accelerated product development cycles. In addition, KGE seeks to recruit and retain qualified Chinese and foreign technical personnel. As of August 24, 2006, KGE employed 92 designers and engineers and 5 additional research and development personnel.

KGE expended approximately $690,000, $519,000 and $499,000 on research and development activities for the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, respectively, representing reinvestment of approximately 1% to 2% of its annual revenues each period to such efforts.

Competition

The markets that KGE serves are highly competitive, price and lead-time sensitive and are impacted by changes in the commercial construction industry, including unforeseen delays in project timing and workflow. In addition, competition in the markets of the building industry is intense. It is based primarily on:

•	quality;

•	service;

•	delivery;

•	ability to provide added value in the design and engineering of buildings;

•	price;

•	speed of construction in buildings and components; and

•	personal relationships with customers.

KGE competes with several large integrated glass manufacturers, numerous specialty, architectural glass and window fabricators, and major contractors and subcontractors. KGE also competes with a number of other manufacturers of engineered building systems ranging from small local firms to large national firms. Many of KGE’s competitors have greater financial or other resources than that of KGE. In addition, KGE and other manufacturers of engineered high-end curtain walls compete with alternative methods of building construction. If these alternative building methods compete successfully against KGE, such competition could adversely affect it. Demand for KGE’s services is cyclical and vulnerable to economic downturns. If the economy weakens, then KGE’s revenues, profits and financial condition may deteriorate.

Government Regulation

China’s construction industry is heavily regulated by the national government. On November 1, 1997, the National Government of the PRC published the Construction Law of the PRC, Presidential Order No. 91, which is the basic construction law of China. This law outlines the basic requirements and rules for all construction activity in China. Underneath the National Government, the Ministry of Construction also writes laws. On March 14, 2001, the Ministry of Construction published Rule No. 87, which puts forth licensing requirements for all construction companies operating in China. The Ministry of Construction also writes specific standards for all different types of construction. The two standards from the Ministry of Construction which are most relevant to KGE’s business are: (i) the Curtain Wall Engineering and Design Licensing Standard, and (ii) the Light-Duty Steel Building Structure Engineering and Design Licensing Standard. These standards stipulate the basic requirements for construction companies in China in such areas as registered capital, tangible assets, liability insurance, employee regulations and engineering certifications. The standards also have graded levels of qualification. KGE has first class certification for the Curtain Wall Standard and Second Class Certification for the Light Steel Structure Standard. In addition, Provincial and municipal governments may also enact regulations through their own construction bureaus.

Employees

As of June 30, 2006, KGE had 385 full-time employees. Substantially all of KGE’s employees are located in China. KGE believes that its relationship with its employees is good.

KGE is required to contribute a portion of its employees’ total salaries to the Chinese government’s social insurance funds, including medical insurance, unemployment insurance and job injuries insurance, and a housing assistance fund, in accordance with relevant regulations. In the last three years, Zhuhai contributed approximately $67,500, $106,280 and $72,462 for the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, respectively. KGE expects the amount of Zhuhai’s contribution to the government’s social insurance funds to increase in the future as it expands its workforce and operations.

Facilities

KGE has offices and processing factories in six cities in China. All buildings and land are leased. The leases end around 2010, and KGE has the right to renew. The central office is in Zhuhai, where the majority of design and engineering staff are located. The Beijing and Shanghai offices have smaller design teams as well. All offices are sales centers for the area. The three factories are used for further processing certain curtain wall components before they are shipped to the construction site.

Zhuhai	1,080 square meters (office)
Jiuzhou Avenue, 105 West Baishi Road	1,700 square meters (factory)

Beijing
Jianwei Building Room 302 - 305, 66 South Lishi Road	393 square meters (office)
Caiyu Economic Development Zone, East Part, Caiyu Town,
Daxing District, Beijing	3,380 square meters (factory)

Shanghai
Room 701 - 702, Yataiqiye Building, Zhaojiabin Road No. 333	451 square meters (office)
Tairi Town, Fengxian District, Shangha	8,811 square meters (factory)

Nanjing
Dongpei Building Room 1509, 199 Jianye Road	149 square meters (office)

Guangzhou
Chengjian Building, 10th Floor, West Tiyu Road	231 square meters (office)

Hangzhou
Xiandai Yayuan No. 21, Block 2, Room 204, Chaowang Road	158 square meters (office)

Legal Proceedings

KGE is not a party to any material legal proceedings.

RISK FACTORS

Any investment in the Company’s common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase the Company’s common stock. The Company’s business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. The shares of common stock of the Company are not currently listed or quoted for trading on any national securities exchange or national quotation system. If and when the Company’s common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his investment. Some of these factors have affected the Company’s financial condition and operating results in the past or are currently affecting the Company. This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this Current Report on Form 8-K.

RISKS RELATED TO OUR OPERATIONS

Our business is cyclical vulnerable to economic downturns. If the economy weakens, then our revenues, profits and our financial condition may deteriorate.

The nonresidential construction industry and demand for our services is cyclical and vulnerable to economic downturns, which may result in clients delaying, curtailing or canceling proposed and existing projects. From time to time, our business has been adversely affected by unfavorable economic conditions, low use of manufacturing capacity, high vacancy rates, changes in tax laws affecting the real estate industry, high interest rates and the unavailability of financing. Demand for our products may be adversely affected by a recession in the general construction industry or particular geographic regions, such as China. Our clients may demand better pricing terms and their ability to pay our invoices may be affected by the economy. Our government clients may face budget deficits that prohibit them from funding proposed and existing projects. Our business traditionally lags the overall recovery in the economy; therefore, our business may not recover immediately when the economy improves. We cannot predict the timing or severity of future economic or industry downturns. Any economic downturn, particularly in areas where many of our sales are made, could have a material adverse effect on our results of operations and financial condition.

Because we depend on governmental agencies for a significant portion of our revenue, our inability to win or renew government contracts could harm our operations and significantly reduce or eliminate our profits.

Revenues from Chinese government contracts represented approximately 70 to 80% of our revenues for each of the six months ended June 30, 2006 and the year ended December 31, 2005. Our inability to win or renew Chinese government contracts could harm our operations and significantly reduce or eliminate our profits. Chinese government contracts are typically awarded through a regulated procurement process. Some Chinese government contracts are awarded to multiple competitors, causing increases in overall competition and pricing pressure. The competition and pricing pressure, in turn may require us to make sustained post-award efforts to reduce costs in order to realize revenues under these contracts. If we are not successful in reducing the amount of costs we anticipate, our profitability on these contracts will be negatively impacted. Finally, Chinese government clients can generally terminate or modify their contracts with us at their convenience.

If we are unable to accurately estimate and control our contract costs, then we may incur losses on our contracts, which may result in decreases in our operating margins and in a significant reduction or elimination of our profits.

It is important for us to control our contract costs so that we can maintain positive operating margins. We generally enter into three principal types of contracts with our clients: cost-plus, fixed-price and time-and-materials. Under cost-plus contracts, which may be subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be reimbursed for all our costs. Under fixed-price contracts, we receive a fixed price regardless of what our actual costs will be. Consequently, we realize a profit on fixed-price contracts only if we control our costs and prevent cost over-runs on the contracts. Under time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for other expenses. Profitability on our contracts is driven by billable headcount and our ability to manage costs. Under each type of contract, if we are unable to control costs, we may incur losses on our contracts, which may result in decreases in our operating margins and in a significant reduction or elimination of our profits.

If we fail to timely complete, miss a required performance standard or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may affect our overall profitability.

We may commit to a client that we will complete a project by a scheduled date. We may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or subsequently fails to meet required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, we may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond our control, including unavoidable delays from weather conditions, unavailability of vendor materials, changes in the project scope of services requested by clients or labor disruptions. In some cases, should we fail to meet required performance standards, we may also be subject to agreed-upon financial damages, which are determined by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, incur a loss on that project, which may affect our overall profitability.

Our use of the “percentage-of-completion” method of accounting could result in reduction or reversal of previously recorded revenues and profits.

A substantial portion of our revenues and profits are measured and recognized using the “percentage-of-completion” method of accounting, which is discussed further in Note 2, “Summary Of Significant Accounting Policies” to our “Financial Statements.” Our use of this method results in recognition of revenues and profits ratably over the life of a contract, based generally on the proportion of costs incurred to date to total costs expected to be incurred for the entire project. The effect of revisions to revenues and estimated costs is recorded when the amounts are known or can be reasonably estimated. Such revisions could occur in any period and their effects could be material. Although we have historically made reasonably reliable estimates of the progress towards completion of long-term engineering, program and construction management or construction contracts in process, the uncertainties inherent in the estimating process make it possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenues and profits.

Our future revenues depend on our ability to consistently bid and win new contracts and renew existing contracts and, therefore, our failure to effectively obtain future contracts could adversely affect our profitability.

Our future revenues and overall results of operations require us to successfully bid on new contracts and renew existing contracts. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors, such as market conditions, financing arrangements and required governmental approvals. If negative market conditions arise, or if we fail to secure adequate financial arrangements or the required governmental approval, we may not be able to pursue particular projects, which could adversely affect our profitability.

Our results could be adversely impacted by product quality and performance.

We manufacture or install products based on specific requirements of each of our customers. We believe that future orders of our products or services will depend on our ability to maintain the performance, reliability and quality standards required by our customers. If our products or services have performance, reliability or quality problems, we may experience delays in the collection of accounts receivables, higher manufacturing or installation costs, additional warranty and service expense, and reduced, cancelled or discontinued orders. Additionally, performance, reliability or quality claims from our customers, with or without merit, could result in costly and time-consuming litigation that could require significant time and attention of management and involve significant monetary damages.

Continued price volatility and supply constraints in the steel and aluminum markets could prevent us from meeting delivery schedules to our customers or reduce our profit margins.

Our business is dependent on the prices and supply of steel and aluminum, which, along with glass, are the principal raw materials used in our products. The steel and aluminum industries are highly cyclical in nature, and steel and aluminum prices have been volatile in recent years and may remain volatile in the future. Steel and aluminum prices are influenced by numerous factors beyond our control, including general economic conditions, competition, labor costs, production costs, import duties and other trade restrictions. In the past there have been unusually rapid and significant increases in steel and aluminum prices and severe shortages in the steel and aluminum industries due in part to increased demand from China’s expanding economy and high energy prices. We do not have any long-term contracts for the purchase of steel and aluminum and normally do not maintain inventories of steel and aluminum in excess of our current production requirements. We can give you no assurance that steel and aluminum will remain available or that prices will not continue to be volatile. If the available supply of steel and aluminum declines, we could experience price increases that we are not able to pass on to our customers, a deterioration of service from our suppliers or interruptions or delays that may cause us not to meet delivery schedules to our customers. Any of these problems could adversely affect our results of operations and financial condition.

Our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems.

We experience an average accounts settlement period ranging from three months to as high as one year from the time we provide services to the time we receive payment from our customers. In contrast, we typically need to place certain deposit with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period, adversely impact our working capital.

The industries in which we operate are highly competitive.

The markets we serve are very competitive, price and lead-time sensitive and are impacted by changes in the commercial construction industry, including unforeseen delays in project timing and work flow. In addition, competition in the markets of the building industry and in the metal coil coating industry is intense. It is based primarily on:

•	quality;

•	service;

•	delivery;

•	ability to provide added value in the design and engineering of buildings;

•	price;

•	speed of construction in buildings and components; and

•	personal relationships with customers.

We compete with several large integrated glass manufacturers, numerous specialty, architectural glass and window fabricators, and major contractors and subcontractors. We also compete with a number of other manufacturers of engineered building systems ranging from small local firms to large national firms. Many of our competitors have greater financial or other resources than we. In addition, we and other manufacturers of engineered high-end curtain walls compete with alternative methods of building construction. If these alternative building methods compete successfully against us, such competition could adversely affect us. Demand for our services is cyclical and vulnerable to economic downturns. If the economy weakens, then our revenues, profits and our financial condition may deteriorate. Many of our competitors have greater financial or other resources than we.

Our business activities may require our employees to travel to and work in high security risk countries, which may result in employee death or injury, repatriation costs or other unforeseen costs.

As a multinational company, our employees often travel to and work in high security risk countries around the world that are undergoing political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, we have employees working in high security risk countries located in the Middle East and Southwest Asia. As a result, we may be subject to costs related to employee death or injury, repatriation or other unforeseen circumstances.

Force majeure events, including natural disasters and terrorists’ actions have negatively impacted and could further negatively impact the economies in which we operate, which may affect our financial condition, results of operations or cash flows.

Force majeure events, including natural disasters, such as Typhoon Pai Bi An that affected the Southeastern China Coast in August 2006 and terrorist attacks, such as those that occurred in New York and Washington, D.C. on September 11, 2001, could negatively impact the economies in which we operate.

We typically remain obligated to perform our services after a terrorist action or natural disaster unless the contract contains a force majeure clause that relieves us of our contractual obligations in such an extraordinary event. If we are not able to react quickly to force majeure, our operations may be affected significantly, which would have a negative impact on our financial condition, results of operations or cash flows.

We may suffer as a result of product liability or defective products.

We may produce products which injure or kill individuals despite proper testing. Existing PRC laws and regulations do not require us to maintain third party liability insurance to cover product liability claims. However, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contract with our customers, decreased demand for our products, costly litigation, product recalls, loss of revenue, and the inability to commercialize some products.

We incur costs to comply with environmental laws and have liabilities for environmental cleanups.

Because we have air emissions, discharge wastewater, and handle hazardous substances and solid waste at our fabrication facilities, we incur costs and liabilities to comply with environmental laws and regulations and may incur significant additional costs as those laws and regulations change in the future or if there is an accidental release of hazardous substances into the environment. The operations of our fabrication facilities are subject to stringent and complex environmental laws and regulations that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent waste for disposal. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations.

If our partners fail to perform their contractual obligations on a project, we could be exposed to legal liability, loss of reputation or reduced profits.

We sometimes enter into subcontracts, joint ventures and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends upon, among other things, the satisfactory performance of the contractual obligations of our partners. If any of our partners fails to satisfactorily perform its contractual obligations, we may be required to make additional investments and provide additional services to complete the project. If we are unable to adequately address our partner’s performance issues, then our client could terminate the joint project, exposing us to legal liability, loss of reputation or reduced profits.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel. Luo Ken Yi, our Chief Executive Officer and Chief Operating Officer, Tang Nianzhong, our Vice General Manager and Ye Ning, our Vice General Manager perform key functions in the operation of our business. There can be no assurance that we will be able to retain these managers after the term of their employment contracts expire. The loss of these managers could have a material adverse effect upon our business, financial condition, and results of operations. We must attract, recruit and retain a sizeable workforce of technically competent employees. Our ability to effectively implement our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced management and other key personnel. We cannot assure you that we will be able to hire or retain such employees.

Our continued expansion of sales into overseas markets could fail, reduce operating results and/or expose us to increased risks associated with different market dynamics and competition in any of the foreign countries where we attempt to sell our products.

We will face many obstacles in our planned expansion of sales in overseas markets including differences in patent protection, taxation policy, legal systems and rules, marketing costs, fluctuations in currency exchange rates and changes in political and economic conditions. We may not be as successful as our competitors in generating revenues in international markets. Developing product recognition overseas is expensive and time-consuming and our international expansion efforts may be more costly and less profitable than we expect. If we are not successful in our target markets, our sales could decline, our margins could be negatively impacted and we could lose market share, any of which could materially harm our business, results of operations and profitability.

We cannot guarantee the protection of our intellectual property rights and if infringement or counterfeiting of our intellectual property rights occurs, our reputation and business may be adversely affected.

Our success depends in part on our ability to preserve our patents and trade secrets and operate without infringing the proprietary rights of third parties. We currently own approximately 32 patents in China. If we fail to maintain our patents and trade secret protections, we may not be able to prevent third parties from using our proprietary rights. In addition, our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products or provide us with any competitive advantage. If a third party initiates litigation regarding our patents, and is successful, a court could revoke our patents or limit the scope of coverage for those patents. We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We attempt to protect this information with security measures such as the use of confidentiality agreements with our employees, consultants and corporate collaborators. It is possible that these individuals will breach these agreements and that any remedies for a breach will be insufficient to allow us to recover our costs. Furthermore, our trade secrets, know-how and other technology may otherwise become known or be independently discovered by our competitors.

Furthermore, we have registered and applied for registration of our trademarks in the PRC, where we have a substantial business presence, to protect the reputation of our products. Our products are sold under these trademarks. There is no assurance that there will not be any infringement of our brand name or other registered trademarks or counterfeiting of our products in the future. Should any such infringement or counterfeiting occur, our reputation and business may be adversely affected. We may also incur significant expenses and substantial amounts of time and effort to enforce our intellectual property rights in the future. Such diversion of our resources may adversely affect our existing business and future expansion plans.

We enjoy certain preferential tax concessions and loss of these preferential tax concessions will cause our tax liabilities to increase and our profitability to decline.

We enjoy preferential tax concessions as a high-tech enterprise. Pursuant to the State Council’s Regulations on Encouraging Investment in and Development, we were granted a reduction in our income tax rate to a rate of 15%. In addition, there is no assurance that the preferential tax treatment will remain unchanged and effective. Our tax liabilities will increase and our profits may accordingly decline if our reduced income tax rate is no longer applicable and/or the tax relief on investment in PRC is no longer available.

Our failure to manage growth effectively could have an adverse effect on our business, financial condition, and results of operations.

The rapid market growth, if any, of our business may require us to expand our employee base for managerial, operational, financial, and other purposes. As of June 30, 2006, we had 385 full time employees. The continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees. Aside from increased difficulties in the management of human resources, we need increased liquidity to finance the purchases of raw materials and supplies, development of new products, acquisition of new businesses and technologies, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and control. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability.

Our quarterly and annual revenue and operating results are volatile and difficult to predict.

Our revenue and operating results may fall below the expectations of securities analysts, company-provided guidance or investors in future periods. Our annual revenue and operating results may vary depending on a number of factors, including, but not limited to: fluctuating customer demand, delay or timing of shipments, construction delays, changes in product mix or market acceptance of new products; manufacturing or operational difficulties that may arise due to quality control, capacity utilization of our production equipment or staffing requirements; and competition, including the introduction of new products by competitors, adoption of competitive technologies by our customers and competitive pressures on prices of our products and services. Our failure to meet revenue and operating result expectations would likely adversely affect the market price of our common stock.

Our actual results could differ from the estimates and assumptions that we use to prepare our financial statements, which may significantly reduce or eliminate our profits.

To prepare financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions as of the date of the financial statements, which affect the reported values of assets and liabilities and revenues and expenses and disclosures of contingent assets and liabilities. Areas requiring significant estimates by our management include:

•	the application of the “percentage-of-completion” method of accounting, and revenue recognition on contracts, change orders, and contract claims;

•	provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, vendors and others;

•	provisions for income taxes and related valuation allowances;

•	value of goodwill and recoverability of other intangible assets; and

•	accruals for estimated liabilities, including litigation and insurance reserves.

Our actual results could differ from those estimates, which may significantly reduce or eliminate our profits.

RISKS RELATED TO US DOING BUSINESS IN CHINA

All of our assets are located in China and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the results of operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. The PRC has only permitted provincial and local economic autonomy and private economic activities since 1988. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy, particularly the pharmaceutical industry, through regulation and state ownership. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under current leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We are considered a foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business and other licenses;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. dollar at that time. Conversely, if we decide to convert our Renminbi into dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate, including our ability to pay dividends.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The April notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident shareholders and subsidiaries. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars. These new rules significantly revise China’s regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

These new rules may significantly affect the means by which offshore-onshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules. Our business operations or future strategy could be adversely affected by the SAFE notices and the new rules. For example, we may be subject to more stringent review and approval process with respect to our foreign exchange activities.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC, particularly in our industry since it deals with contracts from the Chinese Government, and our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to the completion of the Share Exchange. We can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of Severe Acute Respiratory Syndrome, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our sales occur, could have a negative effect on our operations. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations are conducted in China. Moreover, almost all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or our officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the American Stock Exchange in the future. There is no guarantee that the American Stock Exchange, or any other exchange or quotation system, will permit our shares to be listed and traded. If we fail to obtain a listing on the American Stock Exchange, we may seek quotation on the OTC Bulletin Board. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market (the “NASDAQ Global Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register a total of 2,320,875 shares of common stock issued in an equity financing that that was conducted in connection with the Share Exchange that closed on October 17, 2006. The registration statement must be filed with thirty days of the closing of the Share Exchange. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up on a monthly basis. We also agreed to register the IR Securities, which consists of 100,000 shares of our common stock and common stock underlying five year warrants to purchase 232,088 shares, in the registration statement filed in connection with the Private Placement. We also agreed to register all of the 2,275,000 shares of common stock held by our shareholders immediately prior to the Share Exchange. Of these 2,275,000 shares, 1,312,675 shares would be covered by the registration statement filed in connection with the Private Placement, and 962,325 shares, which are beneficially owned by affiliates of WestPark Capital, Inc., would be included in a subsequent registration statement filed by us within ten days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. We also agreed to register 2,000,000 shares of our common stock that were issued to FirstAlliance Financial Group, Inc., which received its shares as a designee of the sole shareholder of Full Art at the closing of the Share Exchange. The shares will be registered in the registration statement that is filed to register the shares held by the affiliates of WestPark. All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement.

Additionally, following the Share Exchange, the former stockholder of Full Art may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the closing of the Share Exchange, 1% of our issued and outstanding shares of common stock was approximately 500,000 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Share Exchange, the former principal stockholder of Full Art has significant influence over us.

Our largest shareholder, KGE Group, Limited, or KGE Group, beneficially owns or controls approximately 75.5% of our outstanding shares as of the close of the Share Exchange. Luo Ken Yi, who is our Chief Executive Officer, Chief Operating Officer, and Chairman of the Board, and Ye Ning, who is our Vice General Manager and a director, are directors of KGE Group. In addition, Luo Ken Yi and Ye Ning own approximately 77.0% and 2.5%, respectively, respectively, of KGE Group’s issued and outstanding shares. As a result of its holding, KGE Group has controlling influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. KGE Group also has the power to prevent or cause a change in control. In addition, without the consent of KGE Group, we could be prevented from entering into transactions that could be beneficial to us. The interests of KGE Group, and its control persons, may differ from the interests of our shareholders.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to foreign exchange control regulations of China.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a majority of our revenues are generated in China, all of our revenue being earned and currency received are denominated in Renmanbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

We will recognize a charge to our earnings as a result of the Share Exchange and also may not be able to achieve the benefits we expect to result from the Share Exchange.

On August 21, 2006, we (formerly known as SRKP 1, Inc.) entered into the Exchange Agreement, as amended on October 17, 2006, with KGE Group, the sole shareholder of Full Art, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of Full Art in exchange for shares of our common stock. On October 17, 2006, the Share Exchange closed, Full Art became our 100%-owned subsidiary and our sole business operations became that of Full Art. Also, the management and directors of Full Art became the management and directors of us and we changed our corporate name from SRKP 1, Inc. to China Architectural Engineering, Inc.

We issued 2,000,000 shares of common stock to FirstAlliance Financial Group, Inc. upon closing of the Share Exchange, and management believes that the shares must be accounted as a non-reoccurring general and administrative expense and, as a result, will reduce our earnings, if any, for the quarter and year ended December 31, 2005. The reduction in earnings will be equal to the value of the shares, which will be valued at $1.60 per share, the same per share price at which we sold shares in the Private Placement. As a result of the reduction in earnings, our results of operation for the quarter and year ended December 31, 2005 will suffer and the value of our common stock and your investment may fall.

In addition, we may not realize the benefits that we hoped to receive as a result of the Share Exchange, which includes:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act Of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company’s independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2007 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and we currently intend to retain any future earnings for funding growth. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Merger on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Vulnerability of our business to general economic downturn;

•	Our dependence on government contracts;

•	Fluctuation and unpredictability of costs related to our products and services;

•	Changes in the laws of the PRC that affect our operations;

•	Our failure to meet or timely meet contractual performance standards and schedules;

•	Any recurrence of severe acute respiratory syndrome (SARS) or Avian Flu;

•	Reduction or reversal of our recorded revenue or profits due to “percentage of completion” method of accounting;

•	Our dependence on the steel and aluminum markets;

•	Exposure to product liability and defect claims;

•	Our ability to obtain all necessary government certifications and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Full Art’s Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10 or Form 10-SB, see Item 2.02 for “Management’s Discussion and Analysis of Full Art’s Financial Condition and Results of Operations,” Item 3.03 for a description of the Company’s securities post-Share Exchange and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein. Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein. Attention is also directed to Item 9.01, which provides Full Art’s audited financial statements as of and for the period ended December 31, 2005 and pro forma financial information regarding the effects of the Share Exchange.

Item 2.02 Results of Operations and Financial Condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF KGE’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Full Art International, Ltd.’s (referred to herein as the “Company”, “KGE”, “we”, “our”, or “us”) financial condition and results of operations should be read in conjunction with its financial statements and the related notes, and the other financial information included in this information statement.

FORWARD-LOOKING STATEMENTS

The following discussion should be read in conjunction with KGE’s consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K.

This filing contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect KGE’s management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond KGE’s control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

KGE was incorporated in Hong Kong on July 30, 1992 under the Companies Ordinance of Hong Kong. KGE acts as the holding company of a group consisting of four wholly-owned subsidiaries. KGE’s work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. These contracts are undertaken by KGE or its wholly-owned subsidiary alone or in partnership with other contractors through joint ventures. KGE also manages, for a fee, construction projects of others. The length of the KGE's contracts varies but typically have a duration of approximately two years.

KGE specializes in the design, engineering and installation of high-end specialty curtain wall systems, including glass curtain walls, stone curtain walls, metal curtain walls, roofing systems, and related products, for public works projects and commercial real estate. KGE has successfully designed and installed nearly one hundred projects throughout China, including the National Grand Theater, Exhibition Conservatory of Beijing Botanical Garden, The COSCO Tower at Changlian Avenue Beijing, and the Wumen Exhibition Hall in Beijing’s Forbidden City, and a number of commercial structures in Southeast Asia. KGE competes on the strength of its reputation, track record, strong relationships with government clients and its ability to give expression to the vision of leading architects. By focusing on innovation while outsourcing commoditized manufacturing work, KGE is able to add artistic and technological value to projects at cost-effective price points.

On August 21, 2006, we entered into a share exchange agreement, as amended on October 17, 2006 (the “Exchange Agreement”), with China Architectural Engineering, Inc. and KGE Group Limited, which is our sole shareholder, pursuant to which KGE Group would transfer all of our issued and outstanding securities to China Architectural Engineering, Inc. in exchange for 45,304,125 shares of China Architectural Engineering, Inc.’s common stock. Concurrently with the close of the Share Exchange, China Architectural Engineering, Inc. would close a private placement transaction (the “Private Placement”) pursuant to which it would receive gross proceeds in the amount of $3,713,400.

On October 17, 2006, the Share Exchange closed and we became a wholly-owned subsidiary of China Architectural Engineering, Inc. of the 45,304,125 shares issued by China Architectural Engineering, Inc., 2,000,000 shares were issued to FirstAlliance Financial Group, Inc. upon closing of the Share Exchange. We believe that the shares must be accounted for as a non-reoccurring general and administrative expense for services rendered and, as a result, our earnings on a consolidated basis with China Architectural Engineering, Inc. will be reduced for the quarter and year ended December 31, 2005 by the amount of the expense. The reduction in earnings will be equal to the fair market value of the shares, which we believe will be $1.60 per share, the same per share price at which China Architectural Engineering, Inc. sold shares in the private placement that closed concurrently with the Share Exchange. Also at the closing of the Share Exchange, China Architectural Engineering, Inc. issued 100,000 shares of its common stock and five year warrants to purchase 232,088 shares of its common stock at a per share exercise price of $1.60 for investor relations services, the value of which will have to be expensed.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. We believe the following are the critical accounting policies that impact the financial statements, some of which are based on management’s best estimates available at the time of preparation. Actual experience may differ from these estimates.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation - The consolidated financial statements include the accounts of KGE and its subsidiaries. Significant inter-company transactions have been eliminated in consolidation.

Concentrations and Credit Risks - For the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, substantially all of our sales were to companies located in the PRC and all of our assets were located in the PRC. Our operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the Chinese government has pursued economic reform policies in the past, we cannot assure you that the Chinese government will continue to pursue such policies or that such policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affect China’s political, economic and social conditions. We can give no assurance that the Chinese government’s pursuit of economic reforms will be consistent or effective.

Revenue and Cost Recognition - Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to the estimated total cost for each contract. Contracts to manage, supervise, or coordinate the construction activity of others are recognized only to the extent of the fee revenue. The revenue earned in a period is based on the ratio of costs incurred to the total estimated costs required by the contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs.

Selling, General, And Administrative Costs - Selling, general, and administrative costs are charged to expense as incurred. Allowances for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

Contract Receivable - Contract receivable represents billings to customers on the percentage of work completed and recognized to date based on contract price. An allowance is provided for doubtful collections which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. We record an allowance for doubtful collections for our outstanding contract receivable at the end of the period in accordance with generally accepted accounting principles in the PRC, and we consider that allowance to be reasonable at June 30, 2006, December 31, 2005 and December 31, 2004.

Comprehensive Income - Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s current components of other comprehensive income are the foreign currency translation adjustment.

Income Taxes - Income tax is accounted for using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Advertising - Advertising costs are expensed as incurred.

Research and Development - All research and development costs are expensed as incurred. The costs of material and equipment acquired or constructed for research and development and having alternative future uses are classified as property and equipment and depreciated over their estimated useful lives.

Retirement Benefits- We make monthly contributions to various employee retirement benefit plans organized by provincial governments in the PRC in accordance with rates prescribed by them. The provincial governments undertake to assume the retirement benefit obligations of all existing and future retired employees of our company. Contributions to these plans are charged to expense as incurred.

Plant and Equipment - Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Land Use Rights - Land use rights are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method.

Accounting for the Impairment of Long-Lived Assets - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

Inventories - Inventories are raw materials which are stated at the lower of weighted average cost or market value.

Advances to Suppliers - Advances to suppliers represent the cash paid in advance for purchasing raw materials.

Cash and Cash Equivalents - All highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts only in the PRC and Hong Kong. The Company does not maintain any bank accounts in the United States of America.

Restricted Cash - Restricted cash represents time deposit accounts to secure notes payable and bank loans.

Foreign Currency Translation - The consolidated financial statements are presented in United States dollars. The functional currencies of the Company and its subsidiaries are the Hong Kong Dollar (HKD) and Renminbi (RMB). The consolidated financial statements are translated into United States dollars from HKD and RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

Surplus Reserves - Surplus reserves for foreign investment enterprises are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

Intangibles - Under the Statement of Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” all goodwill and certain intangible assets determined to have indefinite lives will not be amortized, but will be tested for impairment at least annually. Other intangible assets will be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets.”

Results of Operations

The following table sets forth our statements of operations for the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005 and 2004 in U.S. dollars:

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004
	(unaudited)	(unaudited)
		(in thousands)

Contract revenues earned	$26,442	$15,966	$49,515	$28,774

Cost of contract revenues earned	(19,189)	(12,064)	(36,368)	(21,419)

Gross profit	$7,252	$3,902	$13,146	$7,356

Selling, administrative and other operating expenses	(2,213)	(2,975)	(6,463)	(4,636)
Interest expenses, net	(19)	(57)	(117)	(260)

Income from operations	$5,021	$870	$6,566	$2,460

Other income, net	701	148	501	240

Income before taxes	$5,722	$1,019	$7,068	$2,700

Income tax	(857)	(182)	(1,157)	(491)

Net income	$4,865	$836	$5,910	$2,209

Six Months Ended June 30, 2006 and 2005

Contract revenues earned for six months ended June 30, 2006 were $26.4 million, an increase of $10.5 million, or 65.6%, from the contract revenues earned of $16.0 million for the comparable period in 2005. The primary reason for the increase in contract revenues earned was an increase in the number of projects for the six months ended June 30, 2006. In addition, we also experienced a general increase in the amount of revenue generated per project for the six months ended June 30, 2006 as compared to the same period in 2005.

Cost of contract revenues earned for the six months ended June 30, 2006 was $19.2 million, an increase of $7.1 million, or 59.1%, from $12.1 million for the comparable period in 2005. Cost of contract revenues earned consists of the raw materials, labor and other operating costs related to manufacturing. The increase in costs of contract revenues earned was primarily due to the increased number of projects for the six months ended June 30, 2006. Gross profit for the six months ended June 30, 2006 was $7.3 million, an increase of $3.4 million, or 85.9%, from $3.9 million for the comparable period of 2005. Our gross margin for the six months ended June 30, 2006 was 27.4% as compared with 24.4% for the six months ended June 30, 2005. The increase was primarily a result of increased prices for our services and products passed onto our customers.

Selling and administrative expenses were $2.2 million for the six months ended June 30, 2006, a decrease of approximately $0.8 million, or 25.6%, from $3.0 million for the comparable period in 2005. The decrease was primarily due to the implementation of internal controls on operating expenses, including stricter control on staff costs, entertainment expenses, and traveling expenses.

Income tax was $857,000 for the first six months of 2006 compared with $182,000 taxes for the first six months of 2005. The primary reason for the increase was due to the increase in income before taxes. Through two of our subsidiaries, Zhuhai King Glass Engineering Co., Ltd and Zhuhai King General Glass Engineering Technology Co., Ltd, we are generally subject to a PRC income tax rate of 33%; however, in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is currently 15%. In addition, we and two of our subsidiaries are subject to Hong Kong profits tax rate of 17.5%.

Net income for the six months ended June 30, 2006 was $4.9 million, an increase of $4.0 million, or 481.7%, from $836,000 for the comparable period in 2005.

Years Ended December 31, 2005 and 2004

Contract revenues earned for year ended December 31, 2005 were $49.5 million, an increase of $20.7 million, or 72.1%, from the contract revenues earned of $28.8 million for the year ended December 31, 2004. The primary reason for the increase in contract revenues earned was an increase in the number of projects for the year ended December 31, 2005. In addition, we also experienced a general increase in the amount of revenue generated per project in 2005 as compared to 2004.

Cost of contract revenues earned for the year ended December 31, 2005 was $36.4 million, an increase of $15.0 million, or 69.8%, from $21.4 million for the year ended December 31, 2004. The increase in costs of contract revenues earned was primarily due to the increased number of projects for the six months ended June 30, 2006. Gross profit for the year ended December 31, 2005 was $13.1 million, an increase of $5.7 million, or 78.7%, from $7.4 million for the year ended December 31, 2004. Our gross margin for the year ended December 31, 2005 was 26.6% as compared with 25.6% for the year ended December 31, 2004.

Selling and administrative expenses were $6.5 million for the year ended December 31, 2005, an increase of approximately $1.8, or 39.4%, from $4.6 million for the year ended December 31, 2004. The increase was primarily due to growth in operations and related increases in staff costs and project-related expenses, such as insurance, professional fees, and general expenses of onsite offices.

Income tax was $1.2 million for the year ended December 31, 2005 compared with $491,000 taxes for the year ended December 31, 2004. The primary reason for the increase was due to the increase in income before taxes.

Net income for the year ended December 31, 2005 was $5.9 million, an increase of $3.7 million, or 167.5%, from $2.2 million for the comparable period in 2005.

Liquidity and Capital Resources

At June 30, 2006, we had an accumulated profit of $54,160 and had cash and cash equivalents of $1,278,869. Prior to October 2006, we have historically financed our business operations through short-term bank loans and cash provided by operations.

We borrowed funds through short-term notes during the year ended December 31, 2004 in the amounts of $3.6 million and $1.2 million that were due and repaid by us during the 2005 fiscal year. The notes carried interest rates of 5.04% and 6.786%, respectively, per annum. We also borrowed funds through a short-term notes during the year ended December 31, 2005 in the amount of $743,000 that we repaid in 2006. The notes had an interest rate of 6.1065%.

On October 17, 2006, concurrently with the close of the Share Exchange, we received gross proceeds of $3,713,400 in a private placement transaction (the “Private Placement”). For its services as placement agent, WestPark Capital, Inc. received an aggregate fee of approximately $445,608, which consisted of a commission equal to 9.0% of the gross proceeds from the financing and a non-accountable fee of 3% of the gross proceeds. We also incurred legal and accounting expenses of approximately $150,000. After commissions and expenses, we received net proceeds of approximately $3,117,792.

Net cash provided by operating activities for the six months ended June 30, 2006 was $1.5 million, as compared to $1.1 million provided in for same period in 2005. The change is primarily the result of an increase in net income during the first six months of 2006, partially offset by a decrease in payables. Net cash provided by operating activities for the year ended December 31, 2005 was $3.5 million as compared to $5.0 million provided for the year ended December 31, 2004. The decrease in cash provided from operating activities is primarily the result of an increase in receivables, partially offset by an increase in net income during the year ended December 31, 2005.

Net cash used by investing activities was $18,000 for the first six months of 2006 compared to $1,000 provided for the first six months of 2005. The change was a result of an increase in purchases of plant and equipment during the first six months of 2006. Net cash provided by investing activities was $390,000 for the year ended December 31, 2005, as compared to net cash used of $851,000 for the year ended December 31, 2004. The change was primarily a result of a disposal of land use rights in 2005 that we originally purchased during 2004. The purchase of the land use right was to build a factory, but the government reclaimed the right from us for other purposes. As a result, we returned the land use right to the government and received the entire purchase amount.

Net cash used by financing activities was $831,000 for the first six months of 2006 compared to $3.2 million used for the first six months of 2005. The change was primarily due to a repayment of short-term loans in the amount of $3.6 million during the first six months of 2005, as compared to a repayment of $744,000 during the same period in 2006. Net cash used by financing activities was $6.6 million for the year ended December 31, 2005 compared to cash used in the amount of $3.0 million for the year ended December 31, 2004. The increase in cash used was primarily due to repayments of short-term loans in the amount of $4.8 million during the year ended December 31, 2005 and the receipt of proceeds from short-term loans in the amount of $1.8 million during the year ended December 31, 2004. This is partially offset by a dividend paid during 2004 in the amount of $4.1 million, as compared to dividends paid during 2005 in the amount of $2.6 million.

As of June 30, 2006, contracts receivable (less allowance for doubtful accounts of $404,000) were $11.0 million, an increase of $6.7 million, or 155.8%, over contracts receivable of $4.3 million as of December 31, 2005. The increase in contracts receivable reflected an increase in contract revenue earned. In addition, because the collection period typically runs from three months to one year, the increase in contracts receivable reflects not only the increase in sales but also the long collection period. Since we require an average of one to two months to receive products we order from the date of our order, we have been increasing our inventories in order to enable us to meet anticipated increases in sales. In addition, our payment cycle is considerably shorter than our receivable cycle, since we typically pay our suppliers all or a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. We are currently involved in three lawsuits in which we are suing other parties for overdue payments. The total amount involved is $1,292,520.

At June 30, 2006, we had no material commitments for capital expenditures other than for those expenditures incurred in the ordinary course of business. During the remainder of 2006, we intend to expend approximately $3.0 to $4.0 million to purchase materials and serve as deposits for performance bonds for new projects that we have obtained. Additional capital for this objective would be required that is in excess of our liquidity, requiring us to raise additional capital through an equity offering or secured or unsecured debt financing. The availability of additional capital resources will depend on prevailing market conditions, interest rates, and our existing financial position and results of operations.

Off-Balance Sheet Arrangements

None.

New Accounting Pronouncements

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods consolidated financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement.  When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.  The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

In February 2006, the FASB issued a SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

The Company does not anticipate that the adoption of these two standards will have a material impact on these consolidated financial statements.

Credit Risk

We are exposed to credit risk from our cash at bank, fixed deposits and contract receivables. The credit risk on cash at bank and fixed deposits is limited because the counterparts are recognized financial institutions. Contract receivables are subject to credit evaluations. We periodically record a provision for doubtful collections based on an evaluation of the collectibility of contract receivables by assessing, among other factors, the customer’s willingness or ability to pay, repayment history, general economic conditions and our ongoing relationship with the customers.

We are currently involved in three lawsuits in which we are suing other parties for overdue payments. The total amount involved is $1,292,520.

Foreign Currency Risk

The functional currencies of our company are the Hong Kong Dollar (HKD) and Renminbi (RMB). Substantially all of our operations are conducted in the PRC. Our sales and purchases are conducted within the PRC in RMB. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from its operations in the PRC. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Country Risk

Substantial portion of our business, assets and operations are located and conducted in China. While China’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Item 3.02 Unregistered Sales of Equity Securities.

On October 17, 2006, pursuant to the terms of the Exchange Agreement entered into by and between the Company, Full Art International, Ltd. (“Full Art”) and the sole shareholder of Full Art (as described in Item 2.01 above), the Company issued 45,304,125 shares of common stock to the shareholder, which is KGE Group, Limited, and its designees in exchange for all of the issued and outstanding securities of Full Art. The securities were offered and issued to KGE Group and its designees in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of KGE Group and its designees qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On October 17, 2006, immediately following the closing of the Share Exchange, the Company received gross proceeds of $3,713,400 in a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 2,320,875 shares of its common stock at a price of $1.60 per share. The Company agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving the Company’s securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On October 17, 2006, at the closing of the Share Exchange, the Company issued to an investment firm 100,000 shares of its common stock and five year warrants to purchase 232,088 shares of the Company’s common stock at a per share exercise price of $1.60 for investor relations services (the “IR Securities”). The securities were offered and sold to investment firm in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The investment firm qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

The Company issued 2,700,000 shares of common stock on March 18, 2004, to six persons for cash consideration of $0.037 per share for an aggregate investment of $100,000. The Company sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

POST-MERGER DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 50,000,000 shares are issued and outstanding as of the close of the Share Exchange. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of the Company’s common stock

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors of the Company;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon the Company’s liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of the Company’s stockholders.

The holders of shares of the Company’s common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of the Company’s directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company’s directors.

At the completion of the Share Exchange and Private Placement, and after giving effect to the Company’s cancellation of 3,125,000 shares immediately prior to the Share Exchange, KGE Group, Limited, which was the sole shareholder of Full Art prior to the Share Exchange, and its designees beneficially owns approximately 90.6% of the outstanding shares of the Company’s common stock. Accordingly, after completion of the Share Exchange, this stockholder is in a position to control all of the Company’s affairs.

Preferred Stock

The Company may issue up to 10,000,000 shares of its preferred stock, par value $.001 per share, from time to time in one or more series. Immediately after the Share Exchange, no shares of preferred stock have been issued. The Company’s Board of Directors, without further approval of the Company’s stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Company’s common stock and prior series of preferred stock then outstanding.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The shares of common stock of the Company are not currently listed or quoted for trading on any national securities exchange or national quotation system. The Company intends to apply for the listing of its common stock on the American Stock Exchange. If and when the Company’s common stock is listed or quoted for trading, the price of its common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. The Company believes that a number of factors, both within and outside its control, could cause the price of the Company’s common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of its common stock:

•	The Company’s ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	The Company’s financial position and results of operations;

•	Concern as to, or other evidence of, the reliability and efficiency of the Company’s proposed products and services or its competitors’ products and services;

•	Announcements of innovations or new products or services by the Company or its competitors;

•	U.S. federal and state governmental regulatory actions and the impact of such requirements on the Company’s business;

•	The development of litigation against the Company;

•	Period-to-period fluctuations in the Company’s operating results;

•	Changes in estimates of the Company’s performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Investor perceptions of the Company; and

•	General economic and other national conditions.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

The Company is subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of the Company, including changes a stockholder might consider favorable. In particular, the Company’s certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide the Company’s board of directors with the ability to alter its bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

•	provide that vacancies on the Company’s board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring the Company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. The Company believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for the Company’s shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in the Company’s management.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On October 17, 2006, China Architectural Engineering, Inc. (formerly known as SRKP 1, Inc.) (the “Company”) dismissed AJ. Robbins, PC ("AJ. Robbins") as its independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange. The Company engaged AJ. Robbins to audit its financial statements for the year ended December 31, 2005 and the period from March 16, 2004 to December 31, 2005 and 2004. The decision to change accountants was approved and ratified by the Company’s Board of Directors. The report of AJ. Robbins on the financial statements of the Company for the fiscal year ended December 31, 2005 and for the period from March 16, 2004 to December 31, 2005 and 2004 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal year ended December 31, 2005 and the period from March 16, 2004 to December 31, 2005 and 2004.

The Company provided AJ. Robbins with a copy of the disclosures to be included in Item 4.01 of this Current Report on Form 8-K and requested that AJ. Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ. Robbins agrees with the foregoing statements. A copy of the letter from AJ. Robbins to the Commission, dated October 20, 2006, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

The Company engaged Samuel H. Wong & Co., LLP, Certified Public Accountants, as the Company’s independent registered public accounting firm as of October 17, 2006. Samuel H. Wong & Co., LLP, Certified Public Accountants, served as Full Art’s independent registered certified public accountants for the fiscal years ended December 31, 2005 and 2004.

Item 5.01  Changes in Control of Registrant.

OVERVIEW

On August 21, 2006, the Company entered into a share exchange agreement with Full Art and KGE Group, Limited, a Hong Kong corporation and shareholder holding 100% of the issued and outstanding securities of Full Art (“KGE Group”). On October 17, 2006, the parties entered into Amendment No. 1 to the share exchange agreement. Pursuant to the share exchange agreement, as amended (the “Exchange Agreement”), the Company issued 45,304,125 shares of its common stock to KGE Group and its designees in exchange for all of the issued and outstanding securities of Full Art (the “Share Exchange”). The Share Exchange closed on October 17, 2006. Upon the closing of the Share Exchange, the Company (i) became the 100% parent of Full Art, (ii) assumed the operations of Full Art and its subsidiaries and (iii) changed its name from SRKP 1, Inc. to China Architectural Engineering, Inc.

At the closing of the Share Exchange, the Company issued 100,000 shares of its common stock and five year warrants to purchase 232,088 shares of its common stock at a per share exercise price of $1.60 for investor relations services (the “IR Securities”). Immediately following the closing of the Share Exchange and after giving effect to the issuance of the IR Securities, KGE Group and its designees beneficially owned approximately 90.6% of the issued and outstanding common stock of the Company, the pre-existing shareholders of the Company owned approximately 4.7% and investors in the Private Placement (described below) that closed concurrently with the Share Exchange owned 4.6%. The Company issued no fractional shares in connection with the Share Exchange.

Pursuant to the terms of the Share Exchange, the Company agreed to register a total of 2,275,000 shares of common stock held by its shareholders immediately prior to the Share Exchange. Of these 2,275,000 shares held by the Company shareholders, 1,312,675 shares would be covered by the registration statement filed in connection with the Private Placement (described below) and 962,325 shares, which are beneficially owned by affiliates of WestPark Capital, Inc. (“WestPark”) will be included in a subsequent registration statement filed by the Company within ten days after the end of the six-month period that immediately follows the date on which the Company files the registration statement to register the shares issued in the Private Placement. The Company also agreed to register the IR Securities in the registration statement filed in connection with the Private Placement, in addition to including 2,000,000 shares of common stock that were issued to FirstAlliance Financial Group, Inc. as a designee of the sole shareholder of Full Art at the closing of the Share Exchange in the subsequent registration statement that will be filed to register the shares held by the affiliates of WestPark.

The shares of common stock of the Company are not currently listed or quoted for trading on any national securities exchange or national quotation system. The Company intends to apply for the listing of its common stock on the American Stock Exchange.

The shares of the Company’s common stock issued to the sole stockholder of Full Art in connection with the Share Exchange were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

The Company intends to carry on the business of Full Art and Full Art subsidiaries. The Company has relocated its executive offices to those of Full Art at 105 Baishi Road, Jiuzhou West Avenue, Zhuhai, People’s Republic of China and its telephone number is 0086-756-8538908.

For accounting purposes, the Share Exchange is being treated as a reverse acquisition, because the sole shareholder of Full Art owns a majority of the issued and outstanding shares of common stock of the Company immediately following the exchange. Due to the issuance of the 45,304,125 shares of the Company’s common stock, a change in control of the Company occurred on October 17, 2006, the date of the consummation of the Share Exchange.

At the consummation of the Share Exchange, the Company’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Luo Ken Yi, Tang Nianzhong and Ye Ning to the board of directors of the Company, with Luo Ken Yi serving as Chairman. The directors and officers of the Company prior to the Share Exchange then resigned as officers and directors of the Company upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, the Company’s board appointed Luo Ken Yi as Chief Executive Officer and Chief Operating Officer, Wang Zairong as Chief Technology Officer and General Engineer, and Wang Xin as Chief Financial Officer.

The execution of the Exchange Agreement was reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2006 and a copy of the Exchange Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K. The execution of Amendment No. 1 to the Exchange Agreement is reported in this Current Report on Form 8-K and a copy of Amendment No. 1 is filed as Exhibit 2.1(a) to this Current Report. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Prior to the Share Exchange, Richard A. Rappaport and Anthony C. Pintsopoulos served as directors of the Company and Mr. Pintsopoulos served as Chief Financial Officer and Secretary and Mr. Rappaport served as President of the Company.

Upon closing of the Share Exchange, the following individuals were named to the board of directors and executive management of the Company:

Name	Age	Position
Luo Ken Yi	49	Chief Executive Officer, Chief Operating Officer and Chairman of the Board
Tang Nianzhong	43	Vice General Manager and Director
Ye Ning	49	Vice General Manager and Director
Li Guoxing	32	Vice General Manager of Design
Bai Fei	34	Vice General Manager of Marketing
Wang Zairong	49	Chief Technology Officer and General Engineer
Feng Shu	69	Research and Development Supervisor
Wang Xin	44	Chief Financial Officer

Luo Ken Yi has been Chief Executive Officer, Chief Operating Officer and Chairman of the Board since 1992. Luo Ken Yi studied Medicine, Mechanical Engineering and Engineering Management in China (1978 to 1983), the U.S (1986 to 1988), Australia (1996-1998) and Hong Kong and obtained a Master’s Degree 1997. He served as Project Manager and Production Manager at P.X. Engineering, Inc. in the U.S from 1989 to 1991, Mr. Luo founded the Kangbao Electronics Co., Ltd. in 1988 in Shunde, Guangdong, China, where he served as Chief Engineer, Technical Manager, Vice Manager General and Deputy President from 1986 to 1989. Mr. Luo founded KGE in 1992 and served as Chief Managing Director. Later, he studied steel supported glass curtain wall design in the U.S. and Europe 1992 to 1994. He was appointed Vice President of the Architectural Glass and Metal Structure Institute of Qinghua University in 1999. In 2000 he was appointed by the Chinese Ministry of Construction to head the committee on creating national standards for the glass curtain wall industry. Mr. Luo owns over thirty patents related to point fixed glass technology. He was honored as one of the “Ten Great Leaders in Technology” and has published numerous books and articles.

Tang Nianzhong has been Vice General Manager and a Director since 1995. Tang Nianzhong graduated from the Guangzhou University of Chinese Medicine, Department of Medicine, in 1986. In 1999 he received his MBA from Murdoch University in Australia. From 1986 to 1994, he worked in the bone surgery department of the Nanhai People’s Hospital in Foshan. From 1994 to 1995 he was Vice General Manager of Foshan Xinhua Advertising Co., Ltd. In 1995 he joined KGE, where he has served as Production Manager, Sales Manager, Project Manager, Administration Manager and Vice General Manager.

Ye Ning has been Vice General Manager and a Director since 1995. Ye Ning graduated from the Guangzhou University of Chinese Medicine, Department of Medicine in 1983. From 1983 to 1988 he served on the staff of the Guangzhou Institute of Physical Education. From 1988 to 1993 he worked in the orthopedics department of the Nanhai People’s Hospital in Foshan. In 1993 he joined KGE, where he has served as Project Manager, Operations Manager, Purchasing Manager and Vice General Manager.

Li Guoxing has been Vice General Manager of Design since 2001. Li Guoxing graduated from Guizhou Technology University, Department of Construction, in 1996. In 2003 he received his MBA from the Royal Canadian College. From 1996 to 1998 he was a designer at the Guizhou Chemical Design Institute. In 1998 he joined KGE, where he has worked as served as Designer, Chief Engineer, Leader of the Design Institute and Vice General Manager of Design.

Bai Fei has been Vice General Manager of Marketing since 2004. Bai Fei graduated from Guizhou Broadcasting and Television University with a major in construction in 1994. In 1994 he worked briefly as a designer for the Guizhou Institute of Architectural Science and Research before moving on to work as a Manager of Decoration and Construction in the Aerospace department of the Liyang Group Decorated Project Company until 1995. In 1995 he joined KGE, where he has served as Technical Department Manager prior to becoming Vice General Manager of Marketing in 2004.

Wang Zairong has been Chief Technology Officer and General Engineer since 2004. Wang Zairong graduated from the Qinghua University School of Mechanical Engineering in 1977. From 1977 to 1979 he was a mechanical designer at Xi’an Research Institute of Mechanical Engineering. From 1980 to 1982 he was a mechanical designer at Xi’an Physics and Space Research Institute. From 1982 to 1993 Mr. Wang was a System Structure Designer at the Xi’an Aerospace Ministry. From 1993 to 1997 he was Senior Engineer and Vice General Manager of Technology at Yuantongqiao (Huizhou) Industrial Co., Ltd. In 1997 he joined KGE, where he has served as Marketing Manager, Production Manager, General Engineer prior to becoming Chief Technology Officer in 2004.

Feng Shu has been Research and Development Supervisor since 2000. She graduated from the Civil Engineering Department of National Qinghua University in 1960. She is a member of the Construction Glass and Metal Structure Research Committee of National Qinghua University and is a professor at the Civil Engineering Academy of Nanchang University. Feng Shu joined KGE in 1998, where she has served as Supervisor of Research and Development. She is also Administrative Director and Secretary General of Jiangxi Mechanics Academy and Vice Superintendent of Jiangxi Huajie Architecture Design Co., Ltd.

Wang Xin has been Chief Financial Officer since 2001. Wang Xin graduated from the Yunnan Finance and Economics University, Finance Department in 1984. From 1984 to 1988 she was Vice Section Chief at the Yunnan Province Finance Bureau. From 1988 to 1995 she was an instructor at Yunnan Economics and Management College, where she taught industrial accounting, financial management and other business courses. From 1995 to 2000 she was a Financial Manager at Zhuhai Advertising and Trade Exhibition Company. From 2000 to 2001 she was Financial Manager at Zhuhai Jingyu Science and Technology Equipment Company. She joined KGE in 2001, where she has served as Chief Financial Officer.

Family Relationships

None

Director Compensation

KGE does not currently have an established policy to provide compensation to members of its Board of Directors for their services in that capacity. KGE intends to develop such a policy in the near future.

The Board of Directors and Committees

KGE’s Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by its Board of Directors as a whole. KGE is not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. KGE intends to create board committees in the near future.

EXECUTIVE COMPENSATION

Summary Compensation Tables

The following table sets forth information concerning the compensation for Full Art and its wholly owned subsidiary for the three fiscal years ended December 31, 2005 of the chief executive officer; no other executive officer had an annual salary and bonus exceeded $100,000 in such years.

		Annual Compensation
Name and Position	Year	Salary	Other Annual Compensation(1)

Luo Ken Yi	2005	$52,500	$24,783
Chief Executive Officer, Chief Operating Officer and	2004	36,231	24,154
Chairman of the board	2003	36,231	18,116

_________
(1) This relates to automobile, housing and medical personal benefits.

Option Grants in 2005

There were no option grants in 2005.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

There were no option exercises or options outstanding in 2005.

Employment

Each of Luo Ken Yi, Tang Nianzhong, Ye Ning, Li Guoxing, Bai Fei, Wang Zairong, Feng Shu and Wang Xin are parties to employment contracts of 3, 3, 5, 3, 1, 1, 3 and 1 year, respectively, in duration further to which each employee is paid an annual salary of $52,500, $41,250, $41,250, $37,500, $22,500, $10,500, $11,400 and $11,400, respectively. None of the agreements provide for severance upon termination.

RELATED PARTY TRANSACTIONS

Full Art International, Ltd.

Full Art International, Ltd. (“Full Art”) is a wholly-owned subsidiary of the Company, and Zhuhai King Glass Engineering Co., Ltd. is a wholly-owned subsidiary of Full Art, each which has interlocking executive and director positions with China Architectural Engineering, Inc.

October 2006 Share Exchange

On October 17, 2006, the Company completed the Share Exchange with Full Art and KGE Group, Limited, which was the sole shareholder of Full Art. At the closing, Full Art became a wholly-owned subsidiary of the Company and 100% of the issued and outstanding securities of Full Art were exchanged for securities of the Company. An aggregate of 45,304,125 shares of common stock in the Company were issued to KGE Group and its designees. As of the close of the Share Exchange, KGE Group owned 37,736,452 shares, which is approximately 75.5% of the issued and outstanding stock of the Company. Luo Ken Yi, who is the Company’s Chief Executive Officer, Chief Operating Officer and Chairman of the Board, and Ye Ning, who is the Company’s Vice General Manager and director, are directors of KGE Group. In addition, Luo Ken Yi and Ye Ning own approximately 77.0% and 2.5%, respectively, respectively, of KGE Group’s issued and outstanding shares. Moreover, concurrent with the closing of the Share Exchange, the Company’s board appointed Luo Ken Yi as Chief Executive Officer and Chief Operating Officer, Wang Zairong as Chief Technology Officer and General Engineer, and Wang Xin as Chief Financial Officer. Luo Ken Yi, Tang Nianzhong, Ye Ning, Wang Zairong and Wang Xin are officers and/or directors of Full Art and Zhuhai, and were also appointed as executive officers and/or directors of the Company upon closing of the Share Exchange.

WestPark Capital, Inc.

WestPark Capital, Inc. was the placement agent for the $3,713,400 equity financing conducted by the Company on the close of the Share Exchange. For its services as placement agent, WestPark received an aggregate fee of approximately $445,608, which consisted of a commission equal to 9.0% of the gross proceeds from the financing and a non-accountable fee of 3% of the gross proceeds. Richard Rappaport, the Company’s President and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark Capital, Inc., an NASD member. Anthony C. Pintsopoulos, an officer and director prior to the Share Exchange, is the Chief Financial Officer of WestPark Capital, Inc. Debbie Schwartzberg, one of the Company’s controlling stockholders prior to the Share Exchange, is a noteholder of the parent company of WestPark Capital, Inc.; her note entitles her to a 1.5% interest in the net profits of the parent company of WestPark Capital, Inc. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

Loans to and from Insiders

The Company has made loans to one its officers. Advances from KGE Group Limited to the Company for the years ended December 31, 2005 and 2004 were $420,556 and $205,095, respectively. Advances to Luo Ken Yi by the Company for the years ended December 31, 2005 and 2004 were $nil and $1,889,091, respectively. All amounts due by Mr. Luo were repaid prior to completion of the transactions contemplated by the Share Exchange Agreement. All of the advances were unsecured, interest free, and have no fixed repayment terms.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company’s certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The Company’s bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees. The Company is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. The Company is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

The Company has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the Company’s payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the Effective Time of the Share Exchange, the Company has not entered into any indemnification agreements with its directors or officers, but may choose to do so in the future. Such indemnification agreements may require the Company, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of the Company’s directors, officers or employees in which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Share Exchange on October 17, 2006 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Share Exchange and the Private Offering, the Company, after effecting cancellation of 3,125,000 shares of its common stock, had outstanding 2,275,000 shares of common stock, no options or warrants to purchase shares of common stock. Immediately after the closing of the Share Exchange and Private Offering, the Company had 50,000,000 issued and outstanding shares of common stock, no options and warrants to purchase 232,088 shares of common stock.

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock immediately after the closing of the Share Exchange based on 50,000,000 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of the Company;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o China Architectural Engineering, Inc., 105 Baishi Road, Jiuzhou West Avenue, Zhuhai, People’s Republic of China.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Share Exchange	Percent of Class

Luo Ken Yi	Chief Executive Officer, Chief Operating Officer and Chairman of the Board	37,736,452 (1)	75.5%

Bai Fei	Vice General Manager of Marketing	--	--

Tang Nianzhong	Vice General Manager and Director	37,736,452 (1)	75.5

Ye Ning	Vice General Manager and Director	37,736,452 (1)	75.5

Li Guoxing	Vice General Manager of Design	--	--
		--
Wang Zairong	Chief Technology Officer and General Engineer	--	--

Feng Shu	Research and Development Supervisor	--	--

Wang Xin	Chief Financial Officer	--	--

Officers and Directors as a Group (total of 7 persons)		37,736,452 (1)	75.5

KGE Group Limited		37,736,452 (1)	75.5

(1)
Represents shares of common stock in the Company held by KGE Group, Limited, a Hong Kong corporation, of which Luo Ken Yi and Ye Ning are directors and may be deemed to have voting and investment control over the shares owned by KGE Group, Limited. In addition, Luo Ken Yi and Ye Ning own approximately 77.0% and 2.5%, respectively, respectively, of KGE Group, Limited’s issued and outstanding shares. In addition, KGE Holding Limited owns approximately 18.0% of the issued and outstanding shares of KGE Group, Limited. KGE Holding Limited is owned by Luo Ken Yi, 32.5%, Tang Nianzhong, 30.5%, and Ye Ning, 30.5%. As a result, Tang Nianzhong may bee deemed to be a beneficial owner of the shares held by KGE Group Limited. Each of the foregoing persons disclaims beneficial ownership of the shares held by KGE Group Limited except to the extent of his pecuniary interest.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the consummation of the Share Exchange, KGE’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Luo Ken Yi, Tang Nianzhong and Ye Ning to the board of directors of the Company, with Luo Ken Yi serving as Chairman. The directors and officers of KGE prior to the Share Exchange then resigned as officers and directors of KGE upon the closing of the Share Exchange. In addition, concurrent with the closing of the Share Exchange, KGE’s board appointed Luo Ken Yi as Chief Executive Officer and Chief Operating Officer, Wang Zairong as Chief Technology Officer and General Engineer, and Wang Xin as Chief Financial Officer.

For complete information regarding the Company’s new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately after the closing of the Share Exchange, the Company changed its corporate name from SRKP 1, Inc. to “China Architectural Engineering, Inc.” by the filing of Articles of Merger with the Delaware Secretary of State’s Office on October 17, 2006. The Company effected the name change to better reflect the nature of its new business operations following the Share Exchange. The Articles of Merger are attached hereto as Exhibit 3.3.

Holders of stock certificates bearing the name “SRKP 1, Inc.” may continue to hold them and will not be required to exchange them for new certificates or take any other action.

Item 5.06 Change in Shell Company Status.

Prior to the closing of the Share Exchange, the Company was a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act. As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, the Company ceased being a shell company upon completion of the Share Exchange.

Item 9.01  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The Company is providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of the Company will be now that the Share Exchange is concluded.

FINANCIAL STATEMENTS OF FULL ART

The financial statements of Full Art International, Ltd., a Hong Kong Company (“Full Art”) for the years ended December 31, 2005 and 2004 and the six months ended June 30, 2006 (unaudited) are provided below. You are encouraged to review the financial statements and related notes.

FULL ART INTERNATIONAL LIMITED

Financial Statements

SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED)

DECEMBER 31, 2005 AND 2004

FULL ART INTERNATIONAL LIMITED

CONSOLIDATED BALANCE SHEET
AS AT JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

		2006	2005
ASSETS	Notes
Current assets
Cash and cash equivalents		$1,278,869	912,385
Restricted cash		184,781	474,272
Contract receivables	3	11,010,605	5,996,802
Cost and earnings in excess of billings		16,931,105	11,157,390
Tender and other site deposits		2,966,667	6,851,764
Inventories	4	31,334	19,288

Total current assets		$32,403,361	25,411,901

Intangible assets		-	702,135
Plant and equipment, net	5	609,809	492,608

TOTAL ASSETS		$33,013,170	26,606,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term loans	6	-	1,206,782
Notes payable	7	-	134,782
Accounts payable		$13,763,313	4,540,131
Other payables		1,997,842	2,785,406
Taxes payable		2,786,330	332,863
Customers’ deposits		897,681	11,883,466
Accrued liabilities		297,680	129,507

Total current liabilities		$19,742,846	21,012,937

TOTAL LIABILITIES		$19,742,846	21,012,937

The accompanying notes are an integral part of these financial statements
See Accountant’s Report

FULL ART INTERNATIONAL LIMITED

CONSOLIDATED BALANCE SHEET (Continued)
AS AT JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

		2006	2005
	Notes
STOCKHOLDERS’ EQUITY
Common stock	8	$3,858	3,858
Statutory reserves		1,403,699	1,299,156
Accumulated other comprehensive income		54,160	(254,558)
Retained earnings		11,808,607	4,545,251

		$13,270,324	5,593,707

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$33,013,170	26,606,644

The accompanying notes are an integral part of these financial statements
See Accountant’s Report

FULL ART INTERNATIONAL LIMITED

CONSOLIDATED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

		2006	2005
	Notes

Contract revenues earned	9	$26,441,893	15,965,803

Cost of contract revenues earned		(19,189,463)	(12,063,690)

Gross profit		$7,252,430	3,902,113

Administrative and other operating expenses		(2,212,830)	(2,975,132)
Interest expenses, net		(18,622)	(57,025)

Income from operations		$5,020,978	869,956

Other expenses		(3,267)	(18,839)
Other income		704,367	167,474

Income before taxes		$5,722,078	1,018,591

Income tax		(856,703)	(182,233)

Net income		$4,865,375	836,358

The accompanying notes are an integral part of these financial statements
See Accountant’s Report

FULL ART INTERNATIONAL LIMITED

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

			Accumulated
			other
	Common	Statutory	comprehensive	Retained
	stock	reserves	income	earnings	Total

Balance, January 1, 2005	$3,858	1,299,156	(292,312)	3,708,893	4,719,595
Net income				836,358	836,358
Foreign currency translation
adjustment			37,754		37,754

Balance, June 30, 2005	$3,858	1,299,156	(254,558)	4,545,251	5,593,707

Balance, January 1, 2006	$3,858	1,403,699	(51,957)	6,943,232	8,298,832
Net income				4,865,375	4,865,375
Foreign currency translation
adjustment			106,117		106,117

Balance, June 30, 2006	$3,858	1,403,699	54,160	11,808,607	13,270,324

The accompanying notes are an integral part of these financial statements
See Accountant’s Report

FULL ART INTERNATIONAL LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

	2006	2005
Cash flows from operating activities
Net income	$4,866,375	836,358
Depreciation	15,469	9,875
Increase in inventories	(7,945)	(4,265)
Increase in receivables	(10,249,515)	(10,672,872)
Increase in payables	6,891,987	10,934,049

Net cash provided by operating activities	$1,516,371	1,103,145

Cash flows from investing activities
(Purchases)/disposals of plant and equipment	(17,606)	1,322

Net cash used in investing activities	$(17,606)	1,322

Cash flows from financing activities
Repayments of short-term loans	$(743,742)	(3,632,210)
Decrease in restricted cash	333,578	644,334
Increase in amount due to holding company	(420,556)	(205,095)

Net cash used in financing activities	$(830,720)	(3,192,971)

Net increase/(decrease) in cash and cash equivalents	$668,045	(2,088,504)
Effect of foreign currency translation on cash andcash equivalents	104,729	18,340
Cash and cash equivalents - beginning of year	506,095	2,982,549

Cash and cash equivalents - end of year	$1,278,869	912,385

Other supplementary information:
Interest paid	$18,622	57,025

The accompanying notes are an integral part of these financial statements
See Accountant’s Report

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

Full Art International Limited (the Company) was incorporated in Hong Kong on 30th July, 1992 under the Companies Ordinance of Hong Kong. It acts as the holding company of a group consisting of four wholly owned subsidiaries as detailed in 2(b) Consolidation below. For the purpose of the context, all of the constituent companies are expressed collectively as “the Group”.

The principal activity of the Group is glass wall contracting, specifically specializing in the design, manufacturing, installation and maintenance of structural glass and other light structure building systems

The Group's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. These contracts are undertaken by the company or its wholly owned subsidiary alone or in partnership with other contractors through joint ventures. The Group also manages, for a fee, construction projects of others. The length of the Group's contracts varies but is typically about two years.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Group maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The consolidated financial statements and notes are representations of management. Accounting policies adopted by the Group conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of consolidated financial statements, which are compiled on the accrual basis of accounting.

(b)	Consolidation

The consolidated financial statements include the accounts of Full Art International Limited (the Company) and its subsidiaries. Significant inter-company transactions have been eliminated in consolidation.

As of June 30, 2006 the particulars of the subsidiaries are as follows:
		Attributable
Name of company	Place of incorporation	equity interest %

Zhuhai King Glass Engineering Co., Ltd	PRC	100

Zhuhai King General Glass Engineering Technology Co., Ltd	PRC	100

King General Engineering (HK) Ltd	Hong Kong	100

KGE Building System Ltd	Hong Kong	100

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(c)	Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Group’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Motor vehicle	5 years
Machinery and equipment	5 - 10 years
Furniture and office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(f)	Land use rights

Land use rights are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(g)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting years, there was no impairment loss.

(h)	Inventories

Inventories are raw materials which are stated at the lower of weighted average cost or market value.

(i)	Contract receivable

Contract receivable represents billings to customers on the percentage of work completed and recognized to date based on contract price. The company provides an allowance for doubtful collections which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions.

(j)	Advances to suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials.

(k)	Cash and cash equivalents

The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Group maintains bank accounts only in the PRC and Hong Kong. The Group does not maintain any bank accounts in the United States of America.

(l)	Restricted Cash

Restricted cash represents time deposit accounts to secure notes payable and bank loans.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(m)	Revenue and cost recognition

Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to the estimated total cost for each contract.

Contracts to manage, supervise, or coordinate the construction activity of others are recognized only to the extent of the fee revenue. The revenue earned in a period is based on the ratio of costs incurred to the total estimated costs required by the contract.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs.

Selling, general, and administrative costs are charged to expense as incurred. Allowances for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

(n)	Income taxes

The Group accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

Zhuhai King Glass Engineering Co., Ltd and Zhuhai King General Glass Engineering Technology Co., Ltd are located in the city of Zhuhai PRC, and is subject to the corporation income tax rate of 33%. However, in accordance with the relevant tax laws and regulations of PRC, the Zhuhai local corporation income tax rate is 15%. Zhuhai KGE (HK) is presently dormant, and from the time that it has its first profitable tax year, it is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. Zhuhai KGE has enjoyed this tax incentive in the previous years.

Full Art International Limited, King General Engineering (HK) Ltd, and KGE Building System Ltd are subject to Hong Kong profits tax rate of 17.5%. Currently, Full Art has around US$500,000 tax losses carried forward. KGE Building System has around US$20,000 tax losses carried forward. And for KGE (HK), it does not have any material tax losses.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(o)	Advertising

The Company expenses all advertising costs as incurred.

(p)	Research and development

All research and development costs are expensed as incurred.

(q)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

(r)	Foreign currency translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currencies of the Group companies are the Hong Kong Dollar (HKD) and Renminbi (RMB). The consolidated financial statements are translated into United States dollars from HKD and RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	2006	2005
Year end HKD : US$ exchange rate	7.76800	7.77050
Average yearly HKD : US$ exchange rate	7.75840	7.79365

	2006	2005
Year end RMB : US$ exchange rate	8.00650	8.28650
Average yearly RMB : US$ exchange rate	8.03924	8.28650

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(s)	Surplus reserves

Surplus reserves for foreign investment enterprises are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(t)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Group’s current components of other comprehensive income are the foreign currency translation adjustment.

(u)	Recent accounting pronouncements

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods consolidated financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement.  When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.  The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

In February 2006, the FASB issued a SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

The Group does not anticipate that the adoption of these two standards will have a material impact on these consolidated financial statements.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

3.  CONTRACT RECEIVABLES

	2006	2005

Contract Receivable	$11,414,200	$6,424,470
Less: Allowance for Doubtful Accounts	(403,595)	(427,668)

Net	$11,010,605	$5,996,802

4.  INVENTORIES

	2006	2005

Raw materials	$31,334	19,288

5.  PLANT AND EQUIPMENT
Plant and equipment consist of the following as of June 30:

	2006	2005
At cost
Motor vehicle	$456,725	441,292
Machinery and equipment	1,338,147	1,227,189
Furniture and office equipment	607,871	397,918

	$2,402,743	2,066,399

Less: Accumulated depreciation
Motor vehicle	$312,052	249,266
Machinery and equipment	1,166,983	1,091,335
Furniture and office equipment	313,899	233,190

	$1,792,934	1,573,791

Net plant and equipment	$609,809	492,608

Depreciation expense included in the selling and administrative expenses for the six months ended June 30, 2006 and 2005 was $19,754 and $9,875 respectively.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

6.  SHORT-TERM BANK LOANS

Short-term bank loans are as follows:

	2006	2005
Loan from Industrial Bank Co., Ltd, interest rate at 6.1065% respectively per annum
Due August 20, 2005	$-	1,206,782

7.  NOTES PAYABLE

Notes payable are as follows:

	2006	2005
Secured notes to China Everbright Bank,

Due June 13, 2005	$-	96,542
Due June 16, 2005	-	38,240

	$-	134,782

8.  COMMON STOCK

The common stock of the company as at June 2006 is as follows:

	Holding of	% of equity
Name of shareholder	issued capital	holdings

KGE Group Ltd.	$3,858	100%

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Stated in US Dollars) (Unaudited)

9.  CONTRACT REVENUES EARNED

	2006	2005

Billed	$18,695,633	12,961,700
Unbilled	7,746,260	3,004,103

	$26,441,893	15,965,803

The unbilled contract revenue earned represents those revenue that should be recognized according to the percentage of completion method for accounting for construction contract which the Company is entitled to receive payment from the customers for the amount of work that has been rendered to and completed for that customer according to the terms and progress being made as stipulated under that contract between the Company and that customer. As an industrial practice, there are certain procedures that needs to be gone through, such as project account finalization, by both the customer and the Company before the final billing is issued, but this should not affect the Company’s recognition of revenue and respective cost according to the terms of the contract with the consistent application of the percentage-of-completion method.

10.  COMMITMENTS

The Group has commitments with respect to non-cancelable operating leases for its facilities, as follows:

	2006	2005

Not later than one year	$335,901	$186,866
Later than one year but less than five years	808,103	131,268
Later than five years	-	-

	$1,144,004	$318,134

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of Full Art International Limited

We have audited the accompanying consolidated balance sheets of Full Art International Limited as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Full Art International Limited as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

South San Francisco September 15, 2006	Samuel H. Wong & Co., LLP Certified Public Accountants

FULL ART INTERNATIONAL LIMITED

CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

	Notes	2005	2004
ASSETS
Current assets
Cash and cash equivalents		$506,095	$2,982,549
Restricted cash		518,359	1,118,606
Contract receivables	3	4,300,672	2,373,783
Costs and earnings in excess of billings		13,557,127	5,514,924
Job disbursements advances		516,914	504,478
Tender and other site deposits		2,235,752	3,049,942
Other receivables		48,397	866
Advances to a director	4	-	1,889,091
Inventories	5	23,389	15,023

Total current assets		$21,706,705	$17,449,262

Plant and equipment, net	6	607,672	503,805
Land use rights	7	-	682,721

TOTAL ASSETS		$22,314,377	$18,635,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term loans	8	$743,742	$4,838,992
Notes payable	9	-	700,488
Accounts payable		6,365,517	2,721,503
Amount due to holding company	4	420,556	205,095
Other payables		16,155	4,344
Income tax payable		744,258	33,837
Business and other taxes payable		1,454,644	591,551
Customers’ deposits		3,879,246	4,489,722
Job disbursements payable		75,880	98,848
Accrued Liabilities		315,547	231,813

Total current liabilities		$14,015,545	$13,916,193

TOTAL LIABILITIES		$14,015,545	$13,916,193

See notes to consolidated financial statements

FULL ART INTERNATIONAL LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)
AS AT DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

	Notes	2005	2004

STOCKHOLDERS’ EQUITY
Common stock	10	$3,858	$3,858
Statutory reserves		1,403,699	1,299,156
Accumulated other comprehensive income		(51,957)	(292,312)
Retained earnings		6,943,232	3,708,893

		$8,298,832	$4,719,595

TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY		$22,314,377	$18,635,788

See notes to consolidated financial statements

FULL ART INTERNATIONAL LIMITED

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

		2005	2004
	Note

Contract revenues earned	11	$49,514,654	$28,774,431

Cost of contract revenues earned		(36,368,231)	(21,418,751)

Gross profit		$13,146,423	$7,355,680

Selling and administrative expenses		(6,463,252)	(4,635,605)
Interest expenses		(116,750)	(260,271)

Income from operations		$6,566,421	2,459,804

Other income	12	501,128	240,454

Income before taxation		$7,067,549	$2,700,258

Income tax	13	(1,157,271)	(490,957)

Net income		$5,910,278	$2,209,301

See notes to consolidated financial statements

FULL ART INTERNATIONAL LIMITED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

			Accumulated other
	Common	Statutory	comprehensive	Retained
	stock	reserves	income	earnings	Total

Balance, January 1, 2004	$3,858	896,563	(295,941)	6,010,411	6,614,891
Net income				2,209,301	2,209,301
Dividend paid				(4,108,226)	(4,108,226)
Appropriation of statutory
reserves		402,593		(402,593)
Foreign currency translation
adjustment			3,629		3,629

Balance, December 31, 2004	$3,858	1,299,156	(292,312)	3,708,893	4,719,595

Balance, January 1, 2005	$3,858	1,299,156	(292,312)	3,708,893	4,719,595
Net income				5,910,278	5,910,278
Dividend paid				(2,571,396)	(2,571,396)
Appropriations to statutory
revenue reserves		104,543		(104,543)
Foreign currency translation
adjustment			240,355		240,355

Balance, December 31, 2005	$3,858	1,403,699	(51,957)	6,943,232	8,298,832

See notes to consolidated financial statements

FULL ART INTERNATIONAL LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

	2005	2004
Cash flows from operating activities
Net income	$5,910,278	$2,209,301
Depreciation	200,793	220,954
Profit on disposal of land use rights	(15,248)	-
(Increase)/decrease in accounts receivable
(Increase)/decrease in inventories	(8,366)	466,748
Increase in receivables	(6,631,038)	(121,192)
Increase in payables	4,059,391	2,260,193

Net cash provided by operating activities	$3,515,810	$5,036,004

Cash flows from investing activities
Disposals(purchases) of land use rights	$694,946	$(672,842)
Purchases of plant and equipment	(304,659)	(178,319)

Net cash provided by investing activities	$390,287	$(851,161)

Cash flows from financing activities
(Repayments)/proceeds from short-term loans	$(4,095,250)	$1,810,246
(Repayments) of short-term loans	(700,488)	-
Decrease/(increase) in restricted cash	600,247	(1,118,606)
Amount due to holding company	132,570	409,224
Dividends paid	(2,571,395)	(4,108,226)

Net cash used in financing activities	$(6,634,316)	$(3,007,362)

Net (decrease)/increase in cash and cash equivalents	$(2,728,219)	$1,177,481
Effect of foreign currency translation on cash and
cash equivalents	251,765	3,898
Cash and cash equivalents - beginning of year	2,982,549	1,801,170

Cash and cash equivalents - end of year	$506,095	$2,982,549
Other supplementary information
Interest paid	$116,750	$232,330

See notes to consolidated financial statements

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

11.      ORGANIZATION AND PRINCIPAL ACTIVITIES

Full Art International Limited (the Company) was incorporated in Hong Kong on 30th July, 1992 under the Companies Ordinance of Hong Kong. It acts as the holding company of a group consisting of four wholly owned subsidiaries as detailed in 2(b) Consolidation below. For the purpose of the context, all of the constituent companies are expressed collectively as “the Group”.

The principal activity of the Group is glass wall contracting, specifically specializing in the design, manufacturing, installation and maintenance of structural glass and other light structure building systems

The Group's work is performed under cost-plus-fee contracts, fixed-price contracts, and fixed-price contracts modified by incentive and penalty provisions. These contracts are undertaken by the company or its wholly owned subsidiary alone or in partnership with other contractors through joint ventures. The Group also manages, for a fee, construction projects of others. The length of the Group's contracts varies but is typically about two years.

12.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of Accounting

The Group maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The consolidated financial statements and notes are representations of management. Accounting policies adopted by the Group conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of consolidated financial statements, which are compiled on the accrual basis of accounting.

(b)	Consolidation

The consolidated financial statements include the accounts of Full Art International Limited (the Company) and its subsidiaries (the Group). Significant inter-company transactions have been eliminated in consolidation.

As of December 31, 2005, the particulars of the subsidiaries are as follows:
		Attributable
Name of company	Place of incorporation	equity interest %

Zhuhai King Glass Engineering Co., Ltd	PRC	100

Zhuhai King General Glass Engineering Technology Co., Ltd	PRC	100

King General Engineering (HK) Ltd	Hong Kong	100

KGE Building System Ltd	Hong Kong	100

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

12.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(c)	Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Group’s operations are conducted in the PRC. Accordingly, the Group’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(e)	Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Motor vehicle	5 years
Machinery and equipment	5 - 10 years
Furniture and office equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(f)	Land use rights

Land use rights are stated at cost less accumulated amortization. Amortization is provided over the respective useful lives, using the straight-line method.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

12.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(g)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Group are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting years, there was no impairment loss.

(h)	Inventories

Inventories are raw materials which are stated at the lower of weighted average cost or market value.

(i)	Contract receivable

Contract receivable represents billings to customers on the percentage of work completed and recognized to date based on contract price. The company provides an allowance for doubtful collections which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions.

(j)	Advances to suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials.

(k)	Cash and cash equivalents

The Group considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Group maintains bank accounts only in the PRC and Hong Kong. The Group does not maintain any bank accounts in the United States of America.

(l)	Restricted Cash

Restricted cash represents time deposit accounts to secure notes payable and bank loans.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

12.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(m)	Revenue and cost recognition

Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of cost incurred to date to the estimated total cost for each contract.

Contracts to manage, supervise, or coordinate the construction activity of others are recognized only to the extent of the fee revenue. The revenue earned in a period is based on the ratio of costs incurred to the total estimated costs required by the contract.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs.

Selling, general, and administrative costs are charged to expense as incurred. Allowances for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

(n)	Income taxes

The Group accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Group is able to realize their benefits, or that future realization is uncertain.

Zhuhai King Glass Engineering Co., Ltd and Zhuhai King General Glass Engineering Technology Co., Ltd are located in the city of Zhuhai PRC, and is subject to the corporation income tax rate of 33%. However, in accordance with the relevant tax laws and regulations of PRC, the Zhuhai local corporation income tax rate is 15%. Zhuzhai KGE (HK) is presently dormant, and from the time that it has its first profitable tax year, it is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. Zhuhai KGE has enjoyed this tax incentive in the previous years.

Full Art International Limited, King General Engineering (HK) Ltd, and KGE Building System Ltd are subject to Hong Kong profits tax rate of 17.5%. Currently, Full Art has around US$500,000 tax losses carried forward. KGE Building System has around US$20,000 tax losses carried forward. And for KGE (HK), it does not have any material tax losses.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

12.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(o)	Advertising

The Group expensed all advertising costs as incurred. Advertising expenses included in selling expenses were $114,731 and $62,594 for the years ended December 31, 2005 and 2004 respectively.

(p)	Research and development

All research and development costs are expensed as incurred. Research and development costs included in general and administrative expenses were $58,865 and $19,961 for the years ended December 31, 2005 and 2004 respectively.

(q)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

(r)	Foreign currency translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currencies of the Group companies are the Hong Kong Dollar (HKD) and Renminbi (RMB). The consolidated financial statements are translated into United States dollars from HKD and RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	2005	2004
Year end HKD : US$ exchange rate	7.75350	7.77600
Average yearly HKD : US$ exchange rate	7.77788	7.78925

	2005	2004
Year end RMB : US$ exchange rate	8.0734	8.2865
Average yearly RMB : US$ exchange rate	8.2033	8.2872

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(s)	Surplus reserves

Surplus reserves for foreign investment enterprises are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

12.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

(t)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Group’s current components of other comprehensive income are the foreign currency translation adjustment.

(u)	Recent accounting pronouncements

In May 2005, the FASB issued a SFAS 154, “Accounting Changes and Error Corrections” to replace APB Opinion No. 20, “Accounting Changes” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements” requiring retrospective application to prior periods consolidated financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement.  When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.  The effective date for this statement is for accounting changes and corrections of errors made in fiscal year beginning after December 15, 2005.

In February 2006, the FASB issued a SFAS 155, “Accounting for Certain Hybrid Financial Instruments” to amend FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

The Group does not anticipate that the adoption of these two standards will have a material impact on these consolidated financial statements.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

13.     CONTRACT RECEIVABLES

	2005	2004

Contract Receivable	$4,704,267	$2,801,451

Less: Allowance for Doubtful Accounts	(403,595)	(427,668)

Net	$4,300,672	$2,373,783

14.     ADVANCES FROM/TO DIRECTOR/EMPLOYEE/HOLDING COMPANY

All the advances from/to with director/employee/holding company are unsecured, interest free, and have no fixed repayment terms. Advances from/to employee are related to business travel and sundry purchases.

15.     INVENTORIES

	2005	2004

Raw materials	$23,389	$15,023

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

16.     PLANT AND EQUIPMENT

Plant and equipment consist of the following as of December 31:

	2005	2004
At cost
Motor vehicle	$453,281	$442,042
Machinery and equipment	1,326,559	1,227,522
Furniture and office equipment	605,297	410,914

	$2,385,137	$2,080,478

Less: Accumulated depreciation
Motor vehicle	$338,663	$250,279
Machinery and equipment	1,141,698	1,130,467
Furniture and office equipment	297,104	195,927

	$1,777,465	$1,576,673

	$607,672	$503,805

Depreciation expense included in the selling and administrative expenses for the years ended 2005 and 2004 was $159,641 and $144,305 respectively.

17.  LAND USE RIGHT
	2005	2004

Cost of land use rights	$-	$696,654
Less: Accumulated amortization	-	(13,933)

Land use rights, net	$-	$682,721

Amortization expenses included in the selling and administrative expenses for the years ended 2005 and 2004 were nil and $13,948 respectively.

The entire land use right was disposed of during the year ended December 31, 2005. Gain in disposal, included in other income for the year ended December 31, 2005 amounted to $15,248.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

18.  SHORT-TERM BANK LOANS

	2005	2004
Loan from China Ever Bright Bank, interest rate at
5.04% per annum
Due May 21, 2005	$-	$3,629,244

	$-	$3,629,244

Loan from Industrial Bank Co., Ltd, interest rate at 6.7860% and 6.1065% respectively per annum
Due August 20, 2005	-	1,209,748
Due June 6, 2006	$743,742	$-

	$743,742	$1,209,748

	$743,742	$4,838,992

All of the short-term bank loans due in 2006 and in 2005 were paid on their due dates. Interest expense was $116,750 and $260,271 in 2005 and 2004, respectively. The principal amounts of the short-term bank loans are paid at the due dates.

19.  NOTES PAYABLE

	2005	2004
Notes to China Everbright Bank,

Due March 13, 2005	$-	$195,929
Due March 20, 2005	-	96,779
Due March 24, 2005	-	48,390
Due March 29, 2005	-	224,276
Due June 13, 2005	-	96,780
Due June 16, 2005	-	38,334

	$-	$700,488

All of the notes due in 2005 were paid on their due date.

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

20.  COMMON STOCK

The common stock of the company as at December 2005 and 2004 is as follows:

	Holding of	% of equity
Name of shareholder	issued capital	holdings

KGE Group Ltd	$3,858	100%

21.  CONTRACT REVENUES EARNED
	2005	2004

Billed	$37,362,015	$26,367,470
Unbilled	12,152,639	2,406,961

	$49,514,654	$28,774,431

The unbilled contract revenue earned represents those revenue that should be recognized according to the percentage of completion method for accounting for construction contract which the Group is entitled to receive payment from the customers for the amount of work that has been rendered to and completed for that customer according to the terms and progress being made as stipulated under that contract between the Group and that customer. As an industrial practice, there are certain procedures that needs to be gone through, such as project account finalization, by both the customer and the Group before the final billing is issued, but this should not affect the Group’s recognition of revenue and respective cost according to the terms of the contract with the consistent application of the Percentage-of-completion method.

22.  OTHER INCOME

	2005	2004

Sales of goods	$463,647	$41,256
Net exchange gains	1,501	-
Interest income	20,732	63,108
Profit on disposal of land use rights	15,248	-
Tax refund from reinvestment of earnings in a subsidiary	-	136,090

	$501,128	$240,454

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

23.  INCOME TAXES

The following table accounts for the differences between the actual tax provision and the amounts obtained by applying the relevant applicable corporation income tax rate to income before tax for the year ended December 31, 2005 and 2004:

	2005	2004

Income before tax	$7,067,549	$2,700,258

Tax at the domestic income tax rate	$2,332,291	$891,085
Effect of government grants	1,175,020	400,128

Current income tax expense	$1,157,271	$490,957

24.  COMMITMENTS

The Group occupies spaces for both administrative and production purposes from third parties. Accordingly, for the years ended December 31, 2005 and 2004, the Group recognized rental expenses for these spaces of $411,468 and $399,053 respectively.

The Group has commitments with respect to non-cancelable operating leases for these offices, as follows:
	2005	2004

Not later than one year	$384,985	$209,107
Later than one year but less than five years	2,406,586	53,571
Later than five years	72,527	-

	$2,864,098	$262,678

FULL ART INTERNATIONAL LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
(Stated in US Dollars)

25.  RELATED PARTIES TRANSACTIONS

The following material transactions with related parties during the years were in the opinion of the directors, carried out in the ordinary course of business and on normal commercial terms:

The advances to Luo Ken Yi, the director for the years ended December 31, 2005 and 2004 were $nil and $1,889,091 respectively.

The advances from KGE Group Limited, the holding company for the years ended December 31, 2005 and 2004 were $420,556 and $205,095 respectively.

All of the above amounts due with a director and the holding company are unsecured, interest free, and have no fixed repayment terms.

(b) Pro Forma Financial Statements.

Unaudited Condensed Pro Forma Combined Financial Information

The accompanying unaudited condensed pro forma combined financial information consists of the combined balance sheets of China Architectural Engineering, Inc., formerly SRKP 1, Inc., a Delaware corporation (the “Company”) and Full Art International, Ltd., a Hong Kong Company (“Full Art”), as of June 30, 2006 and their combined statements of operations for the six months ended June 30, 2006 and for the year ended December 31, 2005 as though the transactions therein described had occurred on the balance sheet date and at the commencement of the periods presented. The objective of this pro forma is to show what the significant effects on historical financial information might have been had the herein described transaction occurred at an earlier date.

On August 21, 2006, a Share Exchange Agreement was entered into between the Company and KGE Group, Limited, a Hong Kong corporation (“KGE Group”) that owns 100% of Full Art. The Agreement was amended on October 17, 2006, and pursuant to the Share Exchange Agreement, as amended (the “Agreement”), the Company agreed to issue a total of 43,304,125 shares of its common stock to KGE Group and its designees in exchange for its Full Art shares.

In addition, the Company agreed to cancel 3,125,000 shares of its common stock, issue 2,100,000 shares of its common stock and warrants to purchase 232,088 shares of common stock (at an exercise price of $1.60 per share for a period of five years) for services rendered and 2,320,875 shares for $3,713,400 cash (less costs of approximately $445,608). The terms of the Agreement were consummated on October 17, 2006.

The condensed pro forma combined financial information presents historical financial statements, pro forma adjustments and the pro forma results. The pro forma statements of operations present continuing operations before nonrecurring charges or credits directly attributable to the transaction contemplated herein. Consequently, the 2,100,000 shares of common stock and 232,088 warrants being issued by the Company for services rendered (which are being valued at $1.60 per share, the same per share price at which the 2,320,875 shares are being sold by the Company for cash) are not included in the pro forma statements of operations. However, the effect of the issuance of the shares is being reflected in the pro forma balance sheets as a charge to retained earnings.

China Architectural Engineering, Inc.
Condensed Combined Pro Forma Balance Sheets Assuming the Acquisition of 100% of
Full Art International, Ltd. and Subsidiaries
June 30, 2006
(unaudited)

	China Architectural Engineering, Inc.	Full Art International, Ltd. and Subsidiaries	Pro forma Adjustments	Note	Pro forma Combined

Cash and cash equivalents	$3,477	$1,278,869	(3,477)	A
			(16,523)	A
			3,267,792	C	$4,530,138
Restricted cash	-	184,781			184,781
Contracts receivable	-	11,010,605			11,010,605
Costs and earnings in excess of billings	-	16,931,105			16,931,105
Tender and other site deposits	-	2,966,667			2,966,667
Inventories	-	31,334			31,334
Total current assets	3,477	32,403,361			35,654,630

Long term investments			3,858	E
			(3,858)	G	-
Plant and equipment, net	-	609,809			609,809
		609,809			609,809

Total assets	3,477	33,013,170			36,264,439

Liabilities and stockholders’ equity

Accounts payable	-	13,763,313			13,763,313
Amount due to shareholder	30,000	-	(30,000)	A	-
Accrued liabilities	-	297,680			297,680
Customers’ deposits	-	897,681			897,681
Income tax payable	-	2,786,330			2,786,330
Other payables	-	1,997,842			1,997,842
Total current liabilities	30,000	19,742,846			19,742,846

Total Liabilities	30,000	19,742,846			19,742,846

Stockholders’ Equity
Common stock	5,400	3,858	(3,125)	B
			2,321	C
			2,100	D
			43,304	E
			(3,858)	G	50,000
Additional paid in capital	94,600	-	3,357,900	D
			3,265,471	C
			3,125	B	6,721,096
Statutory surplus reserves	-	1,403,699			1,403,699
Accumulated other comprehensive income	-	54,160			54,160
(Accumulated loss) / Retained earnings	(126,523)	11,808,607	(39,446)	E
			(3,360,000)	D
	(126,523)	11,808,607	10,000	A	8,292,638
	(26,523)	13,270,324			16,521,593

Total liabilities and shareholders’ equity	$3,477	$33,013,170			36,264,439

China Architectural Engineering, Inc.
Condensed Combined Pro Forma Statement of Operations Assuming the Acquisition of 100% of
Full Art International, Ltd. and Subsidiaries
For the Six Months Ended June 30, 2006
(unaudited)

	China Architectural Engineering, Inc.	Full Art International, Ltd. and Subsidiaries	Pro Forma Adjustments	Pro Forma Combined

Net sales	$-	$26,441,893		$26,441,893
Cost of sales	-	(19,189,463)		(19,189,463)

Gross profit	-	7,252,430		7,252,430
Selling and distributing costs	-
Administrative andother operating expenses	(16,546)	(2,216,097)		(2,232,643)

Income from operations	(16,546)	5,036,333		5,019,787
Interest expenses, net	-	(18,622)		(18,622)
Other income	-	704,367		704,367

Income before taxes	(16,546)	5,722,078		5,705,532
Income taxes	-	(856,703)		(856,703)

Net income	$(16,546)	$4,865,375		$4,848,829

Basic earnings per share		0.10
Basic weighted-average shares outstanding		50,000,000

Diluted earnings per share		0.10
Diluted weighted-average shares outstanding	F	50,232,088

China Architectural Engineering, Inc.
Condensed Combined Pro Forma Statement of Operations Assuming the Acquisition of 100% of
Full Art International, Ltd. and Subsidiaries
For the Year Ended December 31, 2005
(unaudited)

	China Architectural Engineering, Inc.	Full Art International, Ltd. and Subsidiaries	Pro Forma Adjustments	Pro Forma Combined

Net sales	$-	$49,514,654		$49,514,654
Cost of sales	-	(36,368,231)		(36,368,231)

Gross profit	-	13,146,423		13,146,423
Selling and distributing costs	-	(6,463,252)		(6,463,252)
Administrative and
other operating expenses	(29,871)	-		(29,871)

Income (loss) from operations	(29,871)	6,683,171		6,653,300
Interest expenses, net	662	(116,750)		(116,088)
Other income	-	501,128		501,128

Income (loss) before taxes	(29,209)	7,067,549		7,038,340
Income taxes	-	(1,157,271)		(1,157,271)

Net income (loss)	(29,209)	5,910,278		5,881,069

Basic earnings per share		$0.12
Basic weighted-average shares outstanding		50,000,000

Diluted earnings per share		$0.12
Diluted weighted-average shares outstanding	F	50,232,088

Notes to the Unaudited Condensed Combined Pro Forma Financial Information

A
The Agreement contemplates that on the effective date, the Company’s liabilities, up to $20,000, shall be paid from the proceeds of the issuance of 2,320,875 shares referred to under item “C”. These adjustments reduce the Company’s cash balance to zero and the amounts due to related parties to zero with the amounts in excess of the cash balance being paid from the proceeds of the stock issuance.

B
The cancellation of the 3,125,000 shares of the Company’s common stock is reflected at par value and reduces the Common stock account by $3,125 and increases Additional paid-in capital by the same amount.

C	The issuance of 2,320,875 shares of the Company’s common stock for cash at $1.60 per share less costs directly attributable to the sale of these shares estimated at 12% of the sales price per share.

D
The issuance of 2,100,000 shares for services which are included in the Agreement. These shares are valued at $3,360,000, which is equivalent to the same price per share at which the common shares of the Company are being sold for cash pursuant to the Agreement. The $3,360,000 is considered to be a non-reoccurring general and administrative expense. In addition, the Company issued 232,088 warrants at an exercise price of $1.60 per share for a period of five years.

E
The net effect of the issuance of 43,304,125 shares of the Company’s common stock to KGE Group and its designees to acquire all of KGE Group’s shares (100%) in Full Art. The net effect of the Company owning 100% of Full Art is presented as though the Agreement had taken effect at the beginning of each period presented.

F	Represents the number of common shares outstanding if the 232,088 warrants were exercised.

G
The intra-group elimination as if the proposed share exchange as if the proposed share exchange (under the Share Exchange Agreement between the Company and KGE Group Limited) was already effected as of the incorporation of the Company.

(c) Exhibits:

2.1	Share Exchange Agreement, dated as of August 21, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd.

2.1(a)	Amendment No. 1 to the Share Exchange Agreement, dated as of October 17, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd.

3.1
Certificate of Incorporation of China Architectural Engineering, Inc. (incorporated by reference from Exhibit 3.1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 20, 2004).

3.1(a)	Certificate of Amendment of Certificate of Incorporation dated July 8, 2005 (incorporated by reference to Registrant's Quarterly Report on Form 10-QSB filed August 11, 2005)

3.2
Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 20, 2004, and incorporated herein by reference).

3.3	Articles of Merger Effecting Name Change.

4.1	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4. 1 of the Registrant's Registration Statement on Form SB-2 filed August 20, 2004).

4.2	Form of Escrow Agreement dated July 30, 2004 (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form SB-2 filed August 20, 2004).

4.3	Form of Registration Rights Agreement dated July 23, 2004 (incorporated by reference to Exhibit 4.3 of the Registrant's Annual Report on Form 10-KSB filed March 30, 2005).

10.1	Form of Subscription Agreement dated October 17, 2006.

10.2	Form of Subscription Agreement dated October 2004 (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form SB-2 filed October 1, 2004).

10.3	Employment Agreement dated December 30, 2005 by and between the Registrant and Luo Ken Yi (translated to English).

10.4	Employment Agreement dated January 11, 2005 by and between the Registrant and Tang Nianzhong (translated to English).

10.5	Employment Agreement by and between the Registrant and Ye Ning (translated to English).

10.6	Employment Agreement dated January 1, 2006 by and between the Registrant and Li Guoxing (translated to English).

10.7	Employment Agreement dated January 1, 2005 by and between the Registrant and Bai Fai (translated to English).

10.8	Employment Agreement dated December 26, 2005 by and between the Registrant and Wang Zairong (translated to English).

10.9	Employment Agreement dated December 20, 2005 by and between the Registrant and Feng Shu (translated to English).

10.10	Employment Agreement dated December 26, 2005 by and between the Registrant and Wang Xin (translated to English).

16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated October 20, 2006.

21.1	List of Subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA ARCHITECTURAL ENGINEERING, INC.

Dated: October 20, 2006	/s/ Luo Ken Yi
By: Luo Ken Yi
Its: Chief Executive Officer and Chief Operating Officer

EXHIBIT INDEX

2.1	Share Exchange Agreement, dated as of August 21, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd.

2.1(a)	Amendment No. 1 to the Share Exchange Agreement, dated as of October 17, 2006, by and among the Registrant, KGE Group, Limited, and Full Art International, Ltd.

3.1
Certificate of Incorporation of China Architectural Engineering, Inc. (incorporated by reference from Exhibit 3.1 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 20, 2004).

3.1(a)	Certificate of Amendment of Certificate of Incorporation dated July 8, 2005 (incorporated by reference to Registrant's Quarterly Report on Form 10-QSB filed August 11, 2005)

3.2
Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 20, 2004, and incorporated herein by reference).

3.3	Articles of Merger Effecting Name Change.

4.1	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4. 1 of the Registrant's Registration Statement on Form SB-2 filed August 20, 2004).

4.2	Form of Escrow Agreement dated July 30, 2004 (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form SB-2 filed August 20, 2004).

4.3	Form of Registration Rights Agreement dated July 23, 2004 (incorporated by reference to Exhibit 4.3 of the Registrant's Annual Report on Form 10-KSB filed March 30, 2005).

10.1	Form of Subscription Agreement dated October 17, 2006.

10.2	Form of Subscription Agreement dated October 2004 (incorporated by reference to Exhibit 10.2 of the Registrant's Registration Statement on Form SB-2 filed October 1, 2004).

10.3	Employment Agreement dated December 30, 2005 by and between the Registrant and Luo Ken Yi (translated to English).

10.4	Employment Agreement dated January 11, 2005 by and between the Registrant and Tang Nianzhong (translated to English).

10.5	Employment Agreement by and between the Registrant and Ye Ning (translated to English).

10.6	Employment Agreement dated January 1, 2006 by and between the Registrant and Li Guoxing (translated to English).

10.7	Employment Agreement dated January 1, 2005 by and between the Registrant and Bai Fai (translated to English).

10.8	Employment Agreement dated December 26, 2005 by and between the Registrant and Wang Zairong (translated to English).

10.9	Employment Agreement dated December 20, 2005 by and between the Registrant and Feng Shu (translated to English).

10.10	Employment Agreement dated December 26, 2005 by and between the Registrant and Wang Xin (translated to English).

16.1	Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated October 20, 2006.

21.1	List of Subsidiaries.